Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

CADENT, LLC,

AWARD MERGER SUB, INC.,

NOVACAP CADENT ACQUISITION COMPANY, INC.,

NOVACAP CADENT HOLDINGS, INC.,

AND

ADTHEORENT HOLDING COMPANY, INC.

Dated as of April 1, 2024

EXHIBITS AND SCHEDULES

EXHIBIT A – COMPANY CERTIFICATE

EXHIBIT B – COMPANY WARRANT AGREEMENT

EXHIBIT C – ESCROW AGREEMENT

SCHEDULE 1.01(a) – KNOWLEDGE PARTIES

SCHEDULE 5.08 – ABSENCE OF CERTAIN AGREEMENTS

SCHEDULE 6.01 – CONDUCT OF THE COMPANY

COMPANY DISCLOSURE SCHEDULE

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 1, 2024, is entered into by and among Cadent, LLC, a Delaware limited liability company (“Parent”), Award Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), AdTheorent Holding Company, Inc., a Delaware corporation (the “Company”), Novacap Cadent Acquisition Company, Inc., a Delaware corporation (the “Borrower”) and Novacap Cadent Holdings, Inc. (“Holdings”).

WHEREAS, subject to the terms and conditions of this Agreement, the parties hereto intend that Merger Sub be merged with and into the Company, with the Company surviving the Merger as a wholly-owned Subsidiary of Parent (the “Merger”) pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), on the terms and subject to the conditions of this Agreement and in accordance with the DGCL;

WHEREAS, (i) the board of directors of the Company (the “Company Board”), has (A) determined that this Agreement and the transactions contemplated thereby, including the Merger (the “Transactions”), are advisable and in the best interests of the Company and its stockholders, (B) approved the Merger and the other Transactions on the terms and subject to the conditions set forth herein, and (C) approved this Agreement, and (ii) except as otherwise provided herein, the Company Board has determined to recommend that the stockholders of the Company adopt this Agreement;

WHEREAS, CMW Holdco, Inc., the sole member of Parent, has approved this Agreement and the Transactions, including the Merger, and the performance by Parent of its covenants and agreements contained herein;

WHEREAS, (i) the board of directors of Merger Sub has (A) determined that this Agreement and Transactions are advisable and in the best interests of Merger Sub and its sole stockholder, (B) approved the Merger and the other Transactions on the terms and subject to the conditions set forth herein, (C) approved this Agreement, and (D) resolved to recommend that Parent, as the sole stockholder of Merger Sub, adopt this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement and to consummate the Transactions, (a) certain funds managed by Novacap Management Inc. (collectively, “Novacap”) have delivered to the Company the Equity Commitment Letter (as defined herein), pursuant to which Novacap has agreed to provide to Parent the Equity Financing (as defined herein) on the Closing Date, subject to the terms and conditions of the Equity Commitment Letter, in which the Company is named as a third-party beneficiary, (b) certain funds managed by Novacap have delivered to the Company the Subordinated Note (as defined herein), pursuant to which the Subordinated Note Financing Sources (as defined herein) have committed to provide Cadent, LLC the Subordinated Note Financing (as defined herein) on the Closing Date and subject only to the conditions set forth therein, and (c) Parent, Merger Sub and the Borrower have delivered to the Company the Debt Amendment (as hereinafter defined), pursuant to which the Debt Financing Sources (as defined herein) have committed to provide to Borrower the Loan Financing (as defined herein) on the Closing Date and subject only to the conditions set forth therein; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement and to consummate the Transactions, certain stockholders of the Company, each in their capacity as a stockholder of the Company, are executing and delivering Voting and Support Agreements in favor of Parent, Merger Sub and, where applicable, the Company (the “Support Agreements”), and the Company Board has approved the Support Agreements.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01        Definitions.

(a)          As used herein, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement between the Company and any Third Party containing terms, including with respect to confidentiality, standstill and non-solicitation that are no less favorable, in the aggregate, to the Company than the terms of the Confidentiality Agreement; provided, however, that such confidentiality agreement (i) shall contain provisions that permit the Company to comply with the provisions of Article 6, (ii) shall not provide such Third Party with any exclusive right to negotiate with the Company, and (iii) shall not require the Company or any Company Subsidiary to reimburse the costs or expenses of such Third Party.

“Acquisition Proposal” means a proposal or offer from, or indication of interest in making a proposal or offer by, any Third Party, relating to any transaction or series of related transactions (other than the Transactions), involving any: (a) direct or indirect acquisition of assets of the Company or the Company Subsidiaries (including any voting Equity Interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 20% or more of the fair market value of the Company’s and the Company Subsidiaries’ consolidated assets or to which 20% or more of the Company’s and the Company Subsidiaries’ net revenues or net income on a consolidated basis are attributable; (b) direct or indirect acquisition of 20% or more of the voting Equity Interests of the Company or any of the Company Subsidiaries whose business constitutes 20% or more of the consolidated net revenues, net income, or assets of the Company and the Company Subsidiaries, taken as a whole; (c) tender offer or exchange offer that if consummated would result in such Third Party beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 20% or more of the voting power of the Company; (d) merger, consolidation, other business combination, or similar transaction involving the Company or any of the Company Subsidiaries, pursuant to which such Third Party would own 20% or more of the consolidated net revenues, net income, or assets of the Company, and the Company Subsidiaries, taken as a whole; (e) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of the Company or one or more of the Company Subsidiaries which, individually or in the aggregate, generate or constitute 20% or more of the consolidated net revenues, net income, or assets of the Company and the Company Subsidiaries, taken as a whole; or (f) any combination of the foregoing.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.  As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, provided that, except for the purposes of the definition of “Related Party,” the term “Affiliate” shall not include any Novacap Party.

“Aggregate Consideration” means an amount equal to the sum of (a) the product of (i) the Per Share Merger Consideration, multiplied by (ii) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time, plus (b) the consideration payable to the holders of Company RSU Awards pursuant to Section 2.06(a), plus (c) the consideration payable to Registered Holders of Warrants pursuant to Section 2.07, plus (d) the consideration payable to holders of Company Stock Options pursuant to Section 2.06(b).

“Antitrust Laws” means the HSR Act, the Federal Trade Commission Act, the Sherman Act, the Clayton Act, and any other applicable international, federal, state, local or foreign antitrust Applicable Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Applicable Law” means, with respect to any Person or asset, any international, national, multinational, foreign, federal, state, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation or other similar requirement enacted, adopted, promulgated, issued or applied by a Governmental Authority, as amended unless expressly specified otherwise, that is binding upon and applicable to such Person or asset.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the IT Systems or otherwise in the course of the conduct of the business of the Company and the Company Subsidiaries.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the consolidated balance sheet of the Company and the Company Subsidiaries as of the Company Balance Sheet Date and the footnotes thereto set forth in the Company’s annual report on Form 10-K filed by the Company with the SEC on March 12, 2024 for the fiscal year ended on the Company Balance Sheet Date.

“Company Balance Sheet Date” means December 31, 2023.

“Company Benefit Plan” means an “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each equity or equity-based, severance, salary continuation, employment, retention, change in control, fringe benefit, bonus, incentive, commission, profit sharing, retirement, deferred compensation, vacation or paid time off, health, welfare, retirement, pension, supplemental unemployment supplemental excess benefit, employee loan, and each other employee benefit plan, program, policy agreement or arrangement (a) that is maintained or sponsored by the Company or any of the Company Subsidiaries, (b) with respect to which contributions, premiums or other payments are made or required to be made by the Company or any of its ERISA Affiliates with respect to any Employee or (c) pursuant to which the Company or any Company Subsidiary has, or could reasonably be expected to have, any liability, directly or indirectly.

“Company Board” has the meaning set forth in the recitals.

“Company Bylaws” means the Amended and Restated Bylaws of the Company.

“Company Certificate” means the certificate of incorporation of the Company filed with the Secretary of State of the State of Delaware, as amended.

“Company Common Stock” means the Common Stock, as defined in the Company Certificate, of the Company.

“Company Employee Agreement” means any employment, consulting, severance, termination, bonus or incentive compensation, change in control, retention, deferred compensation or other compensatory agreement, contract, understanding, obligation or commitment with any Employee and to which the Company or any of the Company Subsidiaries is a party or under which the Company or any of the Company Subsidiaries has, or could reasonably be expected to have, any liability, directly or indirectly.

“Company Equity Awards” means all Company RSU Awards and Company Stock Options.

“Company Equity Plans” means (a) the MCAP Acquisition Corporation 2021 Long-Term Incentive Plan, adopted on December 21, 2021, as amended, and (b) the AdTheorent Holding Company, LLC 2017 Interest Option Plan.

“Company Governing Documents” means the Company Bylaws, the Company Certificate and the Company Stockholders Agreement.

“Company Intellectual Property” means all registrations and applications for registration of Intellectual Property, in each case, that are owned by the Company or any of the Company Subsidiaries.

“Company Intervening Event” means any event, circumstance, change, occurrence, development or effect that has arisen on or following the date of this Agreement and that materially affects the business, assets or operations of the Company and that is not known to the Company on or prior to the date of this Agreement. For the avoidance of doubt, neither (i) an Acquisition Proposal nor (ii) the fact, in and of itself, that the Company has met or exceeded published analyst estimates or expectations of, or any internal or external budgets, plans or forecasts of, the Company’s revenue, earnings or other financial performance or results of operations for any period, shall constitute a Company Intervening Event.

“Company Material Adverse Effect” means any change, effect, development, circumstance, condition or occurrence (an “Effect”) that, individually or in the aggregate, (a) has or could reasonably be expected to have a material adverse effect on the financial condition, business or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) prevents or could reasonably be expected to prevent the Company from consummating the Merger on or prior to the End Date; provided, however, that for the purposes of the foregoing clause (a), no Effects resulting from or relating to the following (in each case by itself or when aggregated) shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists, has occurred or is reasonably likely to exist or occur: (i) conditions (or changes therein) in any industry or industries in which the Company or any of the Company Subsidiaries operates to the extent that such Effects do not materially and disproportionately have a greater adverse impact on the Company and the Company Subsidiaries (taken as a whole) relative to other companies of comparable size to the Company and the Company Subsidiaries operating in such industry or industries (provided, however, that only the incremental materially disproportionate impact on the Company and the Company Subsidiaries as compared to the impact on other companies operating in the same industry or industries as the Company and the Company Subsidiaries may be taken into account in determining whether a Company Material Adverse Effect has occurred); (ii) general legal, tax, economic, political or regulatory conditions (or changes therein), including any changes affecting financial, credit, debt or capital market conditions or changes affecting companies in any industry or industries in which the Company operates; (iii) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any Applicable Law or GAAP or judicial, regulatory or other interpretation of any of the foregoing; (iv) any actions taken, or the failure to take any action, pursuant to or in accordance with the terms of this Agreement or at the request or with the consent of Parent or Merger Sub; (v) any Effect attributable to the negotiation, execution or announcement of this Agreement, the Merger or the other Transactions, including any actions or claims made or brought by any of the current or former stockholders or other equityholders of the Company (whether on their behalf or on behalf of the Company, in their capacities as current or former stockholders or other equityholders) arising out of this Agreement or any of the Transactions, the taking of any action expressly required by this Agreement and any litigation arising therefrom, including any adverse change in customer, employee, supplier, financing source, licensor, licensee, sub-licensee, stockholder, joint venture partner or similar relationship, including as a result of the identity of Parent or its Affiliates (provided, however, that the exceptions set forth in this clause (v) shall not apply in connection with any breach or inaccuracy of any representation or warranty set forth in this Agreement expressly addressing the authorization, execution and delivery of this Agreement by the Company or the performance by the Company of its obligations hereunder, or any condition as it relates to such representation or warranty); (vi) changes in the Company Common Stock price or the trading volume of the Company Common Stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account); (vii) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or external budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account); (viii) the payment of any amounts due to, or the provision of any other benefits to, any current or former officers or employees of the Company or any Company Subsidiary under Company Employee Agreements, non-competition agreements, plans, severance arrangements or other arrangements in existence as of the date of this Agreement to the extent made available to Parent; and (ix) any changes in general United States or global economic conditions or any conditions arising out of the outbreak, commencement, continuation or escalation of hostilities, any acts of war (whether or not declared), sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military action threatened or underway as of the date of this Agreement, war, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement.

“Company Preferred Stock” means the Preferred Stock, as defined in the Company Certificate, of the Company.

“Company RSU Awards” means all awards of restricted stock units issued pursuant to a Company Equity Plan, and including, for avoidance of doubt, all performance-based restricted stock units.

“Company Stock Options” means any options to purchase Company Common Stock issued pursuant to a Company Equity Plan.

“Company Stockholders Agreement” means that certain Stockholders Agreement, dated as of December 22, 2021, by and among AdTheorent Holding Company, Inc., H.I.G. Growth – AdTheorent, LLC, MCAP Acquisition, LLC, and the other parties thereto.

“Company Subsidiary” means any Subsidiary of the Company.

“Company Warrant Agreement” means that certain Warrant Agreement, by and between MCAP Acquisition Corporation and Continental Stock Transfer & Trust Company, dated February 25, 2021.

“Company Warrants” means any Warrants governed by the terms of the Company Warrant Agreement.

“Contract” means any legally binding contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease (or sublease), license, sales or purchase order, warranty, commitment, or other instrument, obligation, arrangement or understanding of any kind to which the Company or any of the Company Subsidiaries is a party.

“Copyrights” means any registered or unregistered U.S. and non-U.S. copyrights and rights in mask works, database rights, moral rights, neighboring rights, and similar Intellectual Property rights, including any of the foregoing that may vest in any Software, design or other Trademark, and all other rights with respect to works of authorship, and all registrations and applications for registration for any of the foregoing.

“Customs Laws” means applicable laws, regulations, directives, and executive orders implemented and administered by U.S. Customs and Border Protection, and all similar import and customs laws, regulations, or other measures implemented by any other Governmental Authority applicable to the Company or any of the Company Subsidiaries.

“Cut-Off Time” means 11:59 p.m., Eastern Time, on the date that is 46 calendar days after the date of this Agreement (for the avoidance of doubt, May 17, 2024).

“Data Partner” means any third-party service provider, data broker, data provider, outsourcer, processor, or other third Person that collects, provides, processes, stores, or otherwise handles any Personal Information for or on behalf of the Company or any of the Company Subsidiaries.

“Employee” means any current or former employee, contractor, consultant or other individual service provider of the Company or any of the Company Subsidiaries.

“End Date” (as it may be extended) means July 30, 2024, provided, however, that in the event the conditions set forth in Section 7.01 shall not have been satisfied on or before the End Date, but all of the other conditions set forth in Article 7 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing), either the Company or Parent may extend the End Date, on one or more occasions, by notice delivered to the other parties, until a date no later than September 23, 2024, in which case the End Date shall be deemed for all purposes to be the latest of such dates, provided further, that the right to extend the End Date pursuant to this sentence shall not be available to any party whose failure to perform (or whose Affiliate’s failure to perform) any covenant or obligation under this Agreement or whose breach (or whose Affiliate’s breach) of any provision of this Agreement has been the cause of, or resulted in, the failure of the condition set forth in Section 7.01(c) having been satisfied prior to the End Date.

“Environmental Law” means any Applicable Law regulating, relating to or imposing liability or standards of conduct concerning (a) pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species or the environment (including ambient air, soil, surface water or groundwater, wetlands or subsurface strata); (b) the control of any Hazardous Materials; (c) the generation use, handling, treatment, storage, release, threatened release, disposal, or transportation of any Hazardous Materials; or (d) human health and safety with respect to exposures to and management of Hazardous Materials.

“Equity Interests” means any (a) shares or units of capital stock or voting securities, (b) membership interests or units, (c) other interest or participation (including phantom shares, units or interests) that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (d) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire any of the interests in (a)-(d) or any other equity securities or (e) securities convertible into or exercisable or exchangeable for any of the interests in (a)-(d) or any other equity securities.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, business or other Person, whether or not incorporated, that together with the Company or any of the Company Subsidiaries is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.

“Escrow Agent” means Continental Stock Transfer & Trust Company.

“Escrow Agreement” means the Escrow Agreement, dated as of December 21, 2021, by and among the Company, MCAP Acquisition, LLC and the Escrow Agent, as amended by Amendment to Escrow Agreement, dated as of January 24, 2024.

“Escrow Securities” means, collectively, (a) the Escrow Shares; and (b) the Escrow Warrants.

“Escrow Shares” means the 598,875 shares of Company Common Stock that are subject to the Escrow Agreement.

“Escrow Warrants” means the 551,096 Company Warrants that are subject to the Escrow Agreement.

“ESPP” means the MCAP Acquisition Corporation 2021 Employee Stock Purchase Plan, adopted on December 21, 2021, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“executive officer” shall be as defined in Rule 16a-1(f) under the Exchange Act.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governing Documents” means with respect to any entity, such entity’s articles of incorporation, certificate of incorporation, articles of organization, articles of association, memorandum of association, certificate of formation, bylaws, limited liability company agreement, certificates of designation relating to shares of preferred stock, stockholders agreement, or any similar governing documents, as applicable.

“Governmental Authority” means any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether foreign, federal, state, local or supernational.

“Go-Shop Party” means a Third Party from whom the Company has received, during the Go-Shop Period, an Acquisition Proposal that the Company Board or any duly authorized committee thereof has determined in good faith, after consultation with its outside financial and legal advisors, is, or would reasonably be expected to lead to, a Superior Company Proposal (and, with respect to the period following the Non-Solicitation Start Date, given notice of such determination to Parent in accordance with Section 6.02(d)), provided, however, that a Third Party shall immediately cease to be a Go-Shop Party (and the provisions of this Agreement applicable to Go-Shop Parties shall thereafter cease to apply with respect to such Person) on the earlier of the following to occur: (a) such Acquisition Proposal is expressly withdrawn in writing by such Third Party without such Third Party making an alternative bona fide Acquisition Proposal in writing, prior to or contemporaneously with such withdrawal, that is not adverse (taken as a whole) from the standpoint of the Company or its stockholders in comparison to the withdrawn Acquisition Proposal, in the good faith determination of the Company Board, after consultation with its outside financial and legal advisors, (b) such Acquisition Proposal, in the good faith determination of the Company Board, after consultation with its outside financial and legal advisors, is no longer a Superior Company Proposal, or (c) if a Go-Shop Party is a group (as defined under Section 13(d)(3) of the Exchange Act), those Persons who were members of such group proposing to provide or deliver equity financing to such group immediately prior to the Non-Solicitation Start Date cease to constitute at least 70% of the equity financing of such group.

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “radioactive,” or a “pollutant” or “contaminant,” including petroleum and its by-products, petroleum products, per- and polyfluoroalkyl substances (PFAS), asbestos and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means any of the following, without duplication: (a) any principal, unpaid fees or expenses and other monetary obligations for which the Company or any Company Subsidiary is liable or responsible in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments; (b) all obligations of such Persons under any leases required to be recorded as capital leases under GAAP; (c) all obligations to pay any deferred purchase price, including “earn out” payments calculated as the maximum amount payable under or pursuant to such obligation, all conditional sale obligations of such Persons and all obligations of such Persons under any title retention agreement; (d) all obligations of such Persons for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (e) all obligations of such Persons under interest rate, currency swap or hedging transactions (valued at the termination value thereof); (f) all obligations for the liquidation value, accrued and unpaid dividends; (g) all obligations of the type referred to in clauses (a) through (f) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; (h) all obligations of the type referred to in clauses (a) through (g) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person); and (i) in each case of clauses (a) through (h), all interest, fees, financial charges, prepayment and other premiums, and penalties or similar contractual charges owed with respect to the obligations referred to above assuming the repayment in full of such obligations as of such time.  Notwithstanding the foregoing, “Indebtedness” does not include any intercompany obligations between or among the Company and any Company Subsidiary.

“Intellectual Property” means all intellectual property rights arising from (a) Trademarks, (b) Patents, (c) Copyrights, (d) Trade Secrets and other confidential and proprietary information, (e) Software, and (f) with respect to each of the foregoing to the extent applicable, all applications, issuances, registrations and renewals therefor.

“IRS” means the United States Internal Revenue Service.

“IT Systems” means all information technology systems, computer systems, networks, servers, hardware (whether general or special purpose), technology, Software, databases, websites, equipment, networks, interfaces, platforms, servers, peripheral devices, including any outsourced systems and processes, used to process, store, maintain and operate data, information and functions used in the operation of the businesses of the Company or the Company Subsidiaries, to the extent owned, purported to be owned, or used by (but only to the extent used by or under the control of) the Company or the Company Subsidiaries.

“Knowledge of the Company” means the actual knowledge of each of the individuals identified as “Company Knowledge Parties” in Schedule 1.01(a), in each case such as would be obtained after reasonable inquiry of the relevant Company Knowledge Party’s direct reports responsible for the subject matter at issue.

“Knowledge of Parent” means the actual knowledge of each of the individuals identified as “Parent Knowledge Parties” in Schedule 1.01(a), in each case such as would be obtained after reasonable inquiry of the relevant Parent Knowledge Party’s direct reports responsible for the subject matter at issue.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude or transfer restriction.

“Multiemployer Plan” means a plan within the meaning of Section 4001(a)(3) of ERISA.

“Nasdaq” means Nasdaq Global Market or such other Nasdaq market on which Company Common Stock is then listed.

“Novacap Party” means Novacap Management Inc., any investment fund, investment vehicle or client sponsored or advised by Novacap Management Inc., or any of its other or any of its or their limited partners or Affiliates or any of the portfolio companies (as such term is commonly understood in the private equity industry) or other investments of any such investment fund, investment vehicle or client.

“Offering” has the meaning set forth in the ESPP.

“Order” means any order, writ, injunction, decree or arbitration ruling or judgment of a Governmental Authority.

“Parent Material Adverse Effect” means any change, effect, development, circumstance, condition or occurrence that, individually or in the aggregate, prevents or could reasonably be expected to prevent Parent or Merger Sub from consummating the Merger on or prior to the End Date.

“Participant” has the meaning set forth in the ESPP.

“Patents” means any U.S. and non U.S. patents and patent applications (including any continuations, continuations in part, divisionals, reissues, renewals, and applications for any of the foregoing), inventor’s certificates, utility model rights, petty patents, and applications therefor.

“Permitted Liens” means (a) Liens reflected on the Company Balance Sheet, (b) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property, which do not materially impair the value of such properties or the use of such property by the Company or any of the Company Subsidiaries in the operation of its business, (c) Liens for current Taxes not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate Proceedings set forth in Section 4.15(e) of the Company Disclosure Schedule and for which an adequate reserve has been provided on the Financial Statements in accordance with GAAP, and (d) with respect to any securities, Liens arising under the Securities Act.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, firm, joint venture, association or other entity or organization, including a Governmental Authority.

“Personal Information” means all information that identifies or could be used to identify an individual person (including any current, prospective, or former customer, end user or employee), browser household or device, including any definition for “personal information,” “personally identifiable information,” “PII,” “personally identifiable information,” “protected health information” or “personal data,” or any similar term provided by any Privacy Law or other Applicable Law or by the Company or the Company Subsidiaries in any of their privacy policies, notices or Contracts.

“Privacy Laws” means all Applicable Laws, legal requirements, self-regulatory guidelines, and industry regulations (including of any applicable foreign jurisdiction), relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical or administrative), disposal, destruction, disclosure, dissemination, sale or transfer (including cross-border) of any Personal Information or Business Data, including the Federal Trade Commission Act, the Children’s Online Privacy and Protection Act the Health Insurance Portability and Accountability Act, the Video Privacy Protection Act, California Consumer Privacy Act, as amended by the California Privacy Rights Act, Colorado Privacy Act, Connecticut Act Concerning Personal Data Privacy and Online Monitoring, Delaware Personal Data Privacy Act, Florida Digital Bill of Rights, Illinois Biometric Information Privacy Act, Indiana Consumer Data Protection Act, Iowa Consumer Data Protection Act, Montana Consumer Data Privacy Act, Nevada Consumer Health Data Privacy Bill, Oregon Consumer Privacy Act, Tennessee Information Protection Act, Texas Data Privacy and Security Act, Virginia Consumer Data Protection Act, Utah Consumer Privacy Act, Washington My Health My Data Act, Payment Card Industry Data Security Standard, EU General Data Protection Regulation, United Kingdom General Data Protection Regulation, Canada Personal Information Protection and Electronic Documents Act, Canada Privacy Act, any and all Applicable Laws relating to breach notification, the use of biometric identifiers, and the use of Personal Information for marketing purposes.

“Privacy Requirements” means (i) all applicable Privacy Laws, (ii) industry standards to which any of the Company or the Company Subsidiaries is legally bound, and (iii) all of the Company and Subsidiaries’ policies, notices, and contractual obligations relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information held or processed by or on behalf of the Company and the Company Subsidiaries.

“Proceeding” means any claim, demand (including any stockholder demands under Section 220 of the DGCL), action, suit, arbitration, investigation of a Governmental Authority, alternative dispute resolution action or any other judicial or administrative proceeding, in law or equity.

“Purchase Period” has the meaning set forth in the ESPP.

“Purchase Right” has the meaning set forth in the ESPP.

“Registered Holder” has the meaning set forth in the Company Warrant Agreement.

“Related Party” means, with respect to any Person, such Person and any of such Person’s respective former, current or future Affiliates and any of the foregoing’s respective former, current or future, direct or indirect, officers, directors, employees, Affiliates, shareholders, equity holders, managers, members, partners, agents, attorneys, advisors, financing sources or other Representatives or any of the foregoing’s respective successors or assigns, and “Company Related Party” and “Parent Related Party” shall be construed accordingly.

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting in such capacity.

“Required Financing Amount” means the amount of proceeds from the Financing that is sufficient (together with cash on hand and other available lines of credit of Parent) to satisfy all of Parent’s payment obligations required to be paid on the Closing Date hereunder and enable Parent to consummate the Transactions, including the payment of the Aggregate Consideration (including the amounts contemplated to be paid by Parent pursuant to Section 2.04(a)), and the payment of all associated costs and expenses (including any such costs and expenses incurred by Parent and Merger Sub and related to this Agreement and the transactions contemplated hereby).

“Sanctions and Export Control Laws” means the applicable laws, regulations, directives, and executive orders implemented and administered by the U.S. Treasury Department’s Office of Foreign Assets Control, the U.S. Commerce Department’s Bureau of Industry and Security, the U.S. State Department’s Directorate of Defense Trade Controls, and all similar sanctions and export control laws, regulations, or other measures implemented by any other Governmental Authority applicable to the Company or any of the Company Subsidiaries.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, heuristics, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; and (c) descriptions, schematics, flow-charts used to design or develop any of the foregoing.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Superior Company Proposal” means a bona fide written Acquisition Proposal from a Person other than the Company, H.I.G. Growth – AdTheorent, LLC, Monroe Capital LLC or any of their respective Affiliates or Representatives that did not result from a breach of Section 6.02 by the Company that the Company Board determines in good faith (after consultation with the Company’s financial advisor and outside legal counsel and taking into account all legal, financial, regulatory timing and other aspects of the Acquisition Proposal) is (a) reasonably likely to be consummated in accordance with its terms, and (b) if consummated, would result in a transaction that is more favorable from a financial point of view to the holders of Company Common Stock than the Transactions (taking into account any revisions proposed by Parent to the terms of this Agreement and delivered to the Company in writing); provided, however, that, for the purposes of this definition, each reference in the definition of “Acquisition Proposal” to “20% or more” shall be “more than 60%.”

“Tax” means (a) any and all taxes, levies, duties, tariffs, imposts, fees, escheat or unclaimed property obligations, assessments and other similar charges imposed by any Governmental Authority, including any income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains, license, registration, documentation, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition imposed with respect thereto, whether disputed or not, and (b) any liability for any item described in clause (a) as a result of being a member of an affiliated, aggregate, combined, consolidated, unitary or similar group (including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar provision of state, local or foreign Applicable Law), as a transferee or successor, as a result of assumption, an express or implied obligation to indemnify any Person or any obligation under any contract or other agreement or arrangement, by operation of Applicable Law or otherwise.

“Taxing Authority” means the IRS and any other Governmental Authority responsible for the administration, imposition or collection of any Tax.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated Tax filing, declaration, statement, information return or other document filed or required to be filed with any Governmental Authority or domestic or foreign Taxing Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent, or any of its Affiliates or Representatives.

“Trade Secrets” means any confidential or proprietary information, including any formula, pattern, compilation, program, device, method, technique, or process, that derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use.

“Trademarks” means any U.S. and non-U.S. (including state, national or supranational) registered and unregistered trademarks, service marks, trade dress, trade names, domain names, general intangibles of like nature and other indicia of the source or origin, together with all registrations and applications for registration of any of the foregoing and all goodwill related to any of the foregoing.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, or any similar federal, state or foreign Applicable Law.

“Warrant” has the meaning set forth in the Company Warrant Agreement.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Adverse Recommendation Change	Section 6.03(a)
Affected Employees	Section 6.07(a)
Agreement	Preamble
AI Systems	Section 4.13(i)
Alternative Acquisition Agreement	Section 6.03(a)
Alternate Debt Financing	Section 6.15(b)
Bankruptcy and Equity Exceptions	Section 4.02(a)
Board Recommendation	Section 4.02(b)
Borrower	Preamble
Capitalization Date	Section 4.04(a)
Certificate of Merger	Section 2.02(a)
Certificates	Section 2.04(a)
Closing	Section 2.01
Closing Requirements	Section 9.09(b)
Company	Preamble
Company Board	Recitals
Company Breach Termination	Section 8.01(e)
Company Disclosure Schedule	Article 4
Company Notice	Section 6.03(b)
Company Permits	Section 4.10(b)
Company SEC Documents	Section 4.05
Company Securities	Section 4.04(e)
Company Termination Fee	Section 8.02(b)

Term	Section

Continuing Officers	Section 6.16(a)
Confidentiality Agreement	Section 6.14
Covered Persons	Section 6.10(a)
Debt Amendment	Section 5.06
Debt Financing	Section 5.06
Debt Financing Sources	Section 5.06
DGCL	Recitals
D&O Insurance	Section 6.10(d)
Effective Time	Section 2.02(b)
Equity Commitment Letter	Section 5.06
Financial Statements	Section 4.05
Financing	Section 5.06
Go-Shop Period	Section 6.02(a)
Holdings	Preamble
Indemnification Agreements	Section 6.10(a)
Non-Solicitation Start Date	Section 6.02(a)
Leased Premises	Section 4.21
Leased Real Property Leases	Section 4.21
Licensed Intellectual Property	Section 4.20(a)
Loan Financing	Section 5.06
Major Customers	Section 4.23(b)
Major Suppliers	Section 4.23(a)
Material Contract	Section 4.14
Maximum Amount	Section 6.10(d)
Merger	Recitals
Merger Sub	Preamble
Novacap	Recitals
Open Source Software	Section 4.20(g)
Offering Documents	Section 6.16(a)(ii)
Other Invested Entity	Section 4.01(e)
Parent	Preamble
Payment Agent	Section 2.04(a)
Payment Fund	Section 2.04(a)
Per Share Merger Consideration	Section 2.03(a)
Proxy Statement	Section 6.04(a)
Proxy Statement Clearance Date	Section 6.04(c)
Recommendation Change Termination	Section 8.01(g)
Required Governmental Approvals	Section 6.11(a)
Solvent	Section 5.07
Stockholder Approval	Section 4.02(a)
Stockholders’ Meeting	Section 6.04(c)
Subordinated Note	Section 5.06
Subordinated Note Financing	Section 5.06
Subordinated Note Financing Sources	Section 5.06
Superior Proposal Termination	Section 8.01(h)
Support Agreements	Recitals

Term	Section

Surviving Corporation	Section 2.02(c)
Transactions	Recitals
Uncertificated Warrants	Section 2.04(d)
Warrant Certificates	Section 2.04(d)
Warrant Payment	Section 2.07

Section 1.02        Other Definitional and Interpretative Provisions.  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof, unless expressly otherwise specified.  References to any Person include the successors and permitted assigns of that Person.  References to any statute or other Applicable Law are to that statute or Applicable Law and to the rules and regulations promulgated thereunder, in each case, as amended.  References to “$” and “dollars” are to the currency of the United States.  References from or through any date means, unless otherwise specified, from and including or through and including, respectively.  Accounting terms used, but not specifically defined, in this Agreement shall be construed in accordance with GAAP.  References to documents or other information being “provided” or “made available” to Parent means that such documents or other information have been posted to the Project Award virtual data room managed by the Company at www.intralinks.com for viewing by Parent and its Representatives by no later than 11:59 p.m., Eastern Time, on the date falling two (2) calendar days before the date of this Agreement.

ARTICLE 2
THE MERGER

Section 2.01        The Closing.  Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 9:00 a.m., Eastern time, on the date that is as soon as practicable (and, in any event, within three (3) Business Days, and provided further that such date shall be a Business Day on which the Division of Corporations of the Department of State of the State of Delaware is open for business) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto.  The Closing shall be held at the offices of McDermott Will & Emery LLP, 500 North Capitol Street, NW, Washington DC 20001 (unless another place is agreed to in writing by Parent and the Company), or shall take place electronically by the mutual exchange of electronic (e.g., DocuSign or similar) or portable document format (.PDF) signatures.

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Section 2.02        The Merger.

(a)         Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, Parent and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed and delivered to the Secretary of State of the State of Delaware for filing as provided in the DGCL.

(b)        The Merger shall become effective on such date and at such time when the Certificate of Merger has been filed with the Secretary of State of the State of Delaware or on such later date or at such later time as may be agreed by the parties in writing and specified in the Certificate of Merger (such date and time, the “Effective Time”).

(c)          At the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.  The Merger shall have the effects specified in the DGCL.

Section 2.03        Conversion of Shares.  At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any capital stock of Parent, Merger Sub or the Company:

(a)         except as otherwise provided in Section 2.03(b), Section 2.03(c), Section 2.03(d) or Section 2.05, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically canceled and converted into the right to receive $3.21 in cash without interest (the “Per Share Merger Consideration”), subject to applicable withholdings, if any, pursuant to Section 2.09).  As of the Effective Time, all such shares of Company Common Stock shall no longer be issued and outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (“Certificate”) representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration for each share upon surrender of such Certificate in accordance with Section 2.04, without interest;

(b)         each share of Company Common Stock owned by the Company and any shares of Company Common Stock owned by Parent or Merger Sub (or any of their respective Affiliates) immediately prior to the Effective Time (including as may be provided in a Support Agreement), shall automatically be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor;

(c)          each Escrow Share shall become releasable to the Company for cancellation, with no consideration payable to any holder thereof; and

(d)        each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one fully paid, nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding share of capital stock of the Surviving Corporation.

Section 2.04        Surrender and Payment.

(a)        Prior to the Effective Time, Parent shall appoint Acquiom Financial LLC  as the payment agent (or such other nationally recognized payment agent agreed to between the parties) (the “Payment Agent”) to act as agent for the Company’s stockholders who shall become entitled to receive funds pursuant to this Agreement, including as agent for the purpose of surrendering, for the Per Share Merger Consideration, Certificates, and, as applicable for the Warrant Payments, Warrant Certificates; provided, however, that any references herein to “Certificates” or “Warrant Certificates” are deemed to include references to book-entry account statements relating to the ownership of shares of Company Common Stock or Company Warrants, as applicable.  At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Payment Agent an amount equal to the Aggregate Consideration (the “Payment Fund”) (less the portion of the Aggregate Consideration payable in respect of the Company RSU Awards and Company Stock Options, the amount of which shall be contributed by Parent to the Surviving Corporation and shall be payable by the Surviving Corporation through normal payroll processes, subject to applicable withholding in accordance with Section 2.09, not later than the first normal payroll date that occurs at least two (2) Business Days after the Closing Date).  The Payment Fund shall not be used for any other purpose.  The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) pay all charges and expenses, including those of the Payment Agent, in connection with the conversion of shares of Company Common Stock into the right to receive the Per Share Merger Consideration in respect of each of such shares.  Promptly after the Effective Time, and in any event no later than three (3) Business Days after the Effective Time, Parent shall send, or shall cause the Payment Agent to send, to each record holder of shares of Company Common Stock as of immediately prior to the Effective Time whose shares were converted into the right to receive the Per Share Merger Consideration pursuant to Section 2.03(a) a letter of transmittal and instructions in forms reasonably satisfactory to the Company (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery or transfer of the Certificates (or affidavits of loss in lieu of the Certificates pursuant to Section 2.10) to the Payment Agent for use in such exchange).

(b)         Each holder of shares of Company Common Stock that have been converted into the right to receive the Per Share Merger Consideration shall be entitled to receive the Per Share Merger Consideration (i) in respect of each share of Company Common Stock represented by a Certificate, promptly, upon surrender to the Payment Agent of such Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Payment Agent, or (ii) receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of shares of Company Common Stock, and, in each case, delivery to the Payment Agent of such other documents as may reasonably be requested by the Payment Agent.  Until so surrendered or transferred, each such Certificate shall represent after the Effective Time for all purposes only the right to receive the Per Share Merger Consideration with respect to each share of Company Common Stock represented by such Certificate.  No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate.

(c)        If any portion of the Per Share Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Payment Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Payment Agent that such Tax has been paid or is not payable.

(d)       Promptly following the Closing (and in any event within three (3) Business Days following the Closing), Parent and the Surviving Corporation will cause the Payment Agent to mail or otherwise provide to each Registered Holder (as of immediately prior to the Effective Time) of (x) a certificate or certificates that immediately prior to the Effective Time represented outstanding Company Warrants (the “Warrant Certificates”) or (y) uncertificated Company Warrants (the “Uncertificated Warrants”), (i) instructions for use in effecting the surrender of the Warrant Certificates or Uncertificated Warrants in exchange for the Warrant Payment payable in respect thereof pursuant to Section 2.07, and (ii) in the case of a holder of record of a Warrant Certificate, a customary form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Warrant Certificate (or affidavits of loss in lieu thereof)).  Upon surrender of Warrant Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Warrant Certificates will be entitled to receive in exchange therefor an amount in cash equal to the Warrant Payment as set forth in Section 2.07, and the Warrant Certificates so surrendered will forthwith be cancelled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of Uncertificated Warrants, the holders of such Uncertificated Warrants will be entitled to receive in exchange therefor an amount in cash equal to the Warrant Payment set forth in Section 2.07, and such Uncertificated Warrant so surrendered will be cancelled. The Payment Agent will accept such Warrant Certificates and Uncertificated Warrants upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of holders of the Warrant Certificates and Uncertificated Warrants on the Warrant Payment payable upon the surrender of such Warrant Certificates or Uncertificated Warrants pursuant to this Section 2.04(d).

(e)         All cash amounts properly paid upon the surrender of Certificates or Warrant Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Warrant Certificate and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books, or transfers of Company Warrants on the warrant register, of the Surviving Corporation.  If, after the Effective Time, Certificates or Warrant Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Per Share Merger Consideration with respect to each share of Company Common Stock represented by such Certificate, or, if applicable, Warrant Payment represented by such Warrant Certificate, in accordance with the procedures set forth in this Article 2.

(f)          Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock or Company Warrants, as applicable, twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any such holder who has not exchanged shares of Company Common Stock or Company Warrants (without prejudice to the terms of the Warrant Agreement) for the Per Share Merger Consideration in accordance with this Section 2.04 prior to that time shall thereafter look only to Parent or the Surviving Corporation for payment of the cash to which they are otherwise entitled in accordance with the procedures set forth in this Article 2, without interest.  None of Parent, the Surviving Corporation or the Payment Agent shall be liable to any holder of shares of Company Common Stock or Company Warrants for any cash amounts properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law.

(g)        Promptly following the Closing, the Surviving Corporation shall submit a written notice to the Escrow Agent, in a form reasonably acceptable to the Escrow Agent, certifying that the Merger has been consummated, in order for the Escrow Securities to be released to the Surviving Corporation for cancellation.

Section 2.05        Dissenting Shares.  Notwithstanding Section 2.03, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a stockholder who has not voted in favor of adoption of this Agreement or consented thereto in writing, who is entitled to appraisal and who has properly exercised appraisal rights for such shares in accordance with Section 262 of the DGCL shall not be converted into a right to receive the Per Share Merger Consideration but instead shall be entitled only to payment of the appraised value of such shares in accordance with Section 262 of the DGCL following which such shares shall automatically be canceled and shall cease to exist; provided, however, that if, after the Effective Time, such stockholder fails to perfect, withdraws or loses such stockholder’s right to appraisal, pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such stockholder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Per Share Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 2.09 and less any amounts previously paid to such stockholder pursuant to Section 262(h) of the DGCL) in accordance with Section 2.03(a), without interest thereon, upon surrender of the Certificate formerly representing such shares.  The Company shall provide Parent promptly (and in any event within two (2) Business Days), a written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice, instrument delivered to the Company prior to the Effective Time pursuant to Section 262 of the DGCL that relate to such demand, and Parent shall have the opportunity and right to participate in all negotiations and Proceedings with respect to such demands.  Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.06        Company Equity Awards; ESPP.

(a)         Effective as of immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each Company RSU Award that is outstanding immediately prior to the Effective Time, whether or not vested, will automatically be cancelled and converted into the right to receive a cash payment in an amount, without interest thereon and subject to applicable withholding Taxes, equal to the product of (i) the Per Share Merger Consideration multiplied by (ii) the total number of shares of Company Common Stock subject to such Company RSU Award as of immediately prior to the Effective Time.

(b)         Effective as of immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each Company Stock Option that is outstanding and unexercised as of immediately prior to the Effective Time, whether or not vested, will automatically be cancelled and converted into the right to receive a cash payment in an amount, without interest thereon and subject to applicable withholding Taxes, equal to the product of (i) the amount by which of (A) the Per Share Merger Consideration exceeds (B) the per share exercise price of such Company Stock Option, multiplied by (ii) the total number of shares of Company Common Stock subject to such Company Stock Option as of immediately prior to the Effective Time. For the avoidance of doubt, any Company Stock Option with a per share exercise price equal to or in excess of the Per Share Merger Consideration shall be cancelled by virtue of the Merger without any action on the part of the holder thereof and without any payment to the holder thereof.

(c)         As soon as reasonably practicable following the date of this Agreement and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Equity Plans) shall adopt such resolutions as are necessary to (i) effectuate the treatment of the Company Equity Awards in accordance with this Section 2.06, and (ii) cause the Company Equity Plans and all Company Equity Awards to terminate at, but conditioned upon the occurrence of, the Effective Time and the holders thereof to be entitled only to the amount specified herein in respect thereof.  For the avoidance of doubt, the Company shall take all actions necessary to provide that from and after the Effective Time, neither Parent, Merger Sub nor the Surviving Corporation shall be required to deliver shares of Company Common Stock or other any other Company Securities to any Person pursuant to or in settlement of Company Equity Awards.

(d)        As soon as reasonably practicable following the date of this Agreement and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the ESPP) shall adopt such resolutions as are necessary to provide that, with respect to the ESPP, (i) the ESPP shall be suspended such that (A) no new Offering or Purchase Period will commence following the date of this Agreement, (B) an Employee who is not a Participant in the ESPP as of the date hereof will not be permitted to become a Participant in the ESPP after the date hereof and (C) no Participant may increase his or her contributions (including making any non-payroll contributions) with respect to the Offering in effect as of the date hereof; (ii) the Offering in effect as of the date hereof will end on the earlier of its regularly scheduled end date and fourteen (14) Business Days prior to the expected Effective Time (such date, the “Offering Termination Date”); (iii) each Participant’s outstanding Purchase Right shall automatically be exercised on the Offering Termination Date, and the resulting shares of Company Common Stock will be treated in accordance with Section 2.03(a) and Section 2.04; and (iv) the ESPP will, contingent upon the occurrence of the Closing, be terminated effective as of the date immediately prior to the date on which the Effective Time occurs, and no further rights shall be granted or exercised under the ESPP thereafter. For the avoidance of doubt, after the date hereof, no shares of Common Stock will be issued, and no purchase rights shall be granted, under the ESPP, other than as set forth on Schedule 6.01(b).

Section 2.07        Company Warrants.  The applicable terms and conditions found in (i) Section 4.4 of the Company Warrant Agreement, a form of which is attached hereto as Exhibit B, and (ii) Section 3.4 of the Escrow Agreement (as amended), attached hereto as Exhibit C, are herein incorporated by reference.  Any payment due to Registered Holders in view of the Transactions pursuant to Section 4.4 of the Company Warrant Agreement is herein referred to as the “Warrant Payment.”

Section 2.08        Adjustments.  If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Common Stock shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the Per Share Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to provide to the holders of shares of Company Common Stock and to the holders of Company Equity Awards, which Company Equity Awards shall be adjusted pursuant to the Company Equity Plans, the same economic effect as contemplated by this Agreement prior to such event.  Notwithstanding the foregoing, nothing in this Section 2.08 shall be construed to permit the Company to take any action with respect to its shares of Company Common Stock or other capital stock that is prohibited by the terms of this Agreement.  For avoidance of doubt, Company Warrants shall be governed in all respects by the Company Warrant Agreement.

Section 2.09        Withholding Rights.  Each of Parent, Merger Sub, the Surviving Corporation, the Payment Agent and any other Person acting on the behalf of any of the foregoing shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any Applicable Law.  To the extent that amounts are so deducted and withheld and are paid to the applicable Governmental Authority by Parent, Merger Sub, the Surviving Corporation, the Payment Agent or such other Person, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Parent, Merger Sub, the Surviving Corporation, the Payment Agent or such other Person, as the case may be, made such deduction and withholding.

Section 2.10        Lost, Stolen or Destroyed Certificates or Warrant Certificates.  In the event that any Certificates or Warrant Certificates have been lost, stolen or destroyed, the Payment Agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the consideration payable in respect thereof pursuant to Section 2.04 or Section 2.07, as applicable. Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of such consideration, require the owners of such lost, stolen or destroyed Certificates or Warrant Certificates to deliver a bond in a reasonable amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates or Warrant Certificates alleged to have been lost, stolen or destroyed.

ARTICLE 3
THE SURVIVING CORPORATION

Section 3.01        Certificate of Incorporation.  By virtue of the Merger, at the Effective Time, the Company Certificate, as in effect immediately prior to the Effective Time, shall be amended and restated to read in its entirety as set forth on Exhibit A hereto (which shall contain such provisions as are necessary to give full effect to Section 6.10), and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.02        Bylaws.  By virtue of the Merger, at the Effective Time, the Company Bylaws shall be amended and restated to read in their entirety as the bylaws of Merger Sub in effect immediately prior to the Effective Time (which shall contain such provisions as are necessary to give full effect to Section 6.10), except the references to Merger Sub’s name shall be replaced by references to the name of the Surviving Corporation, and as so amended shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03        Directors and Officers.  The Company shall take all actions reasonably necessary so that, from and after the Effective Time, in each case until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with Applicable Law, (a) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The following representations and warranties by the Company are qualified in their entirety by reference to all disclosures and other statements (i) in the Company SEC Documents filed or furnished after December 31, 2022 and prior to the date of this Agreement, other than disclosures contained in risk factors or forward looking statements, and (ii) set forth in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”).  Disclosure of any item in any section or subsection of the Company Disclosure Schedule shall provide an exception to or otherwise qualify or modify (a) the representations and warranties of the Company set forth in the corresponding section or subsection of this Agreement, (b) the representations and warranties of the Company set forth in any other section or subsection of this Agreement that includes a reference to such item, and (c) such other representations and warranties of the Company to the extent such disclosure shall reasonably appear from the substance of such disclosure (without reference to any extrinsic document) to be applicable to such other representations and warranties. The mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission (A) of the materiality of such item or that such item did not arise in the ordinary course of business, or that such item rose to any particular threshold, or (B) of any non-compliance with, or violation or breach of, any Contract, any other third-party rights (including any intellectual property rights) or any Applicable Law or Order, such disclosures having been made solely for the purposes of creating exceptions to the representations made herein or disclosing information required to be disclosed pursuant to this Agreement.

Section 4.01        Organization and Good Standing.

(a)         The Company is a corporation duly organized, validly existing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

(b)         The Company is in good standing under the laws of the State of Delaware, and each of the Company Subsidiaries is in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of its respective jurisdiction of organization.  Each of the Company and the Company Subsidiaries is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each other jurisdiction in which it owns, leases or operates properties, or conducts business, so as to require such qualification, except where the lack of such license or qualification would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c)        Complete and correct copies of the Company Governing Documents, each as amended to the date of this Agreement, are included in the Company SEC Documents and each is in full force and effect, and the Company is not in any material violation of any provision of the Company Governing Documents. There are no Governing Documents of the Company other than the Company Governing Documents.

(d)         Section 4.01(d) of the Company Disclosure Schedule sets forth a complete and correct list of each Subsidiary of the Company and its jurisdiction and form of organization.  Each Subsidiary of the Company is duly organized, validly existing under the laws of its jurisdiction of organization, and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted, except (other than with respect to such Subsidiary’s due organization and valid existence) where the lack of such power or authority would not have a Company Material Adverse Effect.  The Company has made available to Parent complete and correct copies of the Governing Documents of each Subsidiary, each as amended to the date of this Agreement, and each as so delivered is in full force and effect, and no Subsidiary is in violation of any provision of its Governing Documents, except such failures to be in full force and effect or violations as would not have a Company Material Adverse Effect. The Company or a Company Subsidiary, as set forth in Section 4.01(d) of the Company Disclosure Schedule, owns, of record and beneficially, all Equity Interests in each of the Company Subsidiaries, free and clear of all Liens (other than Permitted Liens), and all such Equity Interests are validly issued, fully paid and nonassessable (to the extent such concept is applicable to such Equity Interests).

(e)          Section 4.01(e) of the Company Disclosure Schedule sets forth a complete and correct list of each Person in which the Company or any Company Subsidiary holds any Equity Interests, other than any Company Subsidiary (each, an “Other Invested Entity”), including the portion of the Equity Interests of such entities held by the Company or the Company Subsidiaries, and the respective jurisdiction of incorporation or organization of each such Person. The Company or a Subsidiary of the Company, as set forth in Section 4.01(e) of the Company Disclosure Schedule, owns, of record and beneficially, all Equity Interests in each such Person listed as owned by it in Section 4.01(e) of the Company Disclosure Schedule, free and clear of all Liens (other than Permitted Liens). Except as set forth in Section 4.01(e) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary holds the right to acquire any Equity Interest in any other Person. The Company has made available to Parent complete and correct copies of the Governing Documents of each Other Invested Entity, each as amended to the date of this Agreement, and each as so delivered is in full force and effect.

Section 4.02        Corporate Authorization.

(a)        The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Stockholder Approval, to consummate the Merger and the other Transactions.  Subject to the accuracy of the representations and warranties in Section 5.09, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other Transactions, except for obtaining the Stockholder Approval, have been duly authorized by all necessary corporate action on the part of the Company.  The only vote of holders of any class of capital stock of the Company necessary to adopt this Agreement (under Applicable Law, the Company Governing Documents or otherwise) is adoption of this Agreement by the affirmative vote of the holders of not less than a majority of the outstanding shares of Company Common Stock (such vote, the “Stockholder Approval”).  This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity (the “Bankruptcy and Equity Exceptions”).

(b)        The Company Board has duly (i) determined that this Agreement and the Transactions are advisable and in the best interests of the Company and its stockholders, (ii) approved the Merger and the other Transactions on the terms and subject to the conditions set forth herein, (iii) approved this Agreement, and (iv) subject to Section 6.03, determined to recommend that the stockholders of the Company adopt this Agreement (the “Board Recommendation”).

Section 4.03        Consents and Approvals; No Violations.  None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any of the other Transactions or compliance by the Company with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the Company Governing Documents, the Governing Documents of any of the Company Subsidiaries or Other Invested Entities, (b) require any filing by the Company with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Authority (except for (i) compliance with any applicable requirements of the Exchange Act, (ii) any filings as may be required under the DGCL in connection with the Merger, (iii) filings, permits, authorizations, consents and approvals as may be required under the HSR Act and any other Required Governmental Approvals, (iv) such filings with the SEC as may be required to be made by the Company in connection with this Agreement and the Merger or (v) such filings as may be required under the rules and regulations of Nasdaq in connection with this Agreement and the Merger), (c) automatically result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Material Contract, (d) result in creation of any Liens (other than any Permitted Liens), or (e) violate any Order or Applicable Law applicable to the Company or any of its properties or assets; except in each of clauses (b), (c), (d) or (e) where (i) any failure to obtain such permits, authorizations, consents or approvals, (ii) any failure to make such filings or (iii) any such modifications, violations, rights, breaches, defaults or Liens have not had, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04        Capitalization.

(a)        The authorized capital stock of the Company consists of 370,000,000 shares of capital stock of the Company, par value $0.0001 per share, of which 20,000,000 are shares of Company Preferred Stock, and 350,000,000 are shares of Company Common Stock.  The rights and privileges of the Company Common Stock and the Company Preferred Stock are as set forth in the Company Certificate.  At the close of business on March 27, 2024 (the “Capitalization Date”): (i) 92,154,151 shares of Company Common Stock were issued and outstanding (including 598,875 Escrow Shares that will, at Closing, become cancelable for no consideration); (ii) zero Company restricted stock awards were outstanding; (iii) 11,141,450 shares of Company Common Stock were reserved for issuance pursuant to future grants under Company Equity Plans, and an additional 3,429,659 shares were reserved for issuance under the ESPP; (iv) 3,181,469 shares of Company Common Stock were reserved for issuance upon the settlement of outstanding time-based Company RSU Awards; (v) 620,194 shares of Company Common Stock were reserved for issuance upon the settlement of outstanding performance-based Company RSU Awards (assuming any applicable performance goals are satisfied at target level) and no additional shares of Company Common Stock if the performance goals are satisfied at maximum level; (vi) 5,377,537 Company Stock Options were outstanding; and (vii) zero shares of Company Preferred Stock were issued and outstanding.  As of the date of this Agreement, except as set forth in the immediately preceding sentence and for changes since the Capitalization Date resulting from the exercise, vesting or settlement of any Company Equity Awards described in the immediately preceding sentence, and except for any Company Equity Awards that may be issued following the date hereof in accordance with Section 6.01, there are no other shares of capital stock or other equity or voting securities of the Company issued, reserved for issuance or outstanding.  All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b)        Section 4.04(b) of the Company Disclosure Schedule sets forth, as of the close of business on the Capitalization Date, a complete and correct list of Company Equity Awards including (i) the ID number of the holder; (ii) the number of shares of the Company Common Stock underlying such Company Equity Award; (iii) for any Company Equity Award that is a Company Stock Option, the exercise price thereof; (iv) the date on which such Company Equity Award was granted; and (v) the Company Equity Plan under which such Company Equity Award was granted.  The Company Equity Plans and the ESPP are the only plans or programs that the Company or any of the Company Subsidiaries maintains under which stock options, restricted stock units, stock appreciation rights or other compensatory equity-based awards or profit participation or similar rights are outstanding.

(c)         Each Company Stock Option (i) was granted in compliance in all material respects with all Applicable Laws and all of the terms and conditions of the Company Equity Plan pursuant to which it was issued; (ii) has an exercise price equal to or greater than the fair market value of a share of Company Common Stock at the close of business on the date of such grant; (iii) has a grant date identical to the date on which the Company Board (or any duly authorized committee thereof) actually awarded such Company Stock Option; (iv) to the Knowledge of the Company, qualifies for the Tax and accounting treatment afforded to such Company Stock Option in the Company’s Tax Returns and the Company’s financial statements, respectively; and (v) does not trigger any liability for the holder under Section 409A of the Code.

(d)         Section 4.04(d) of the Company Disclosure Schedule sets forth, as of the close of business on the Capitalization Date, a complete and correct list of outstanding Company Warrants (including 551,096 Escrow Warrants that will, at Closing, become cancellable for no consideration).

(e)         Except as set forth in this Section 4.04 (including, for the avoidance of doubt, as contemplated in the Company Disclosure Schedule), and for changes since the Capitalization Date resulting from the exercise of Company Stock Options, the settlement of Company Equity Awards or the issuance of shares of Common Stock under the ESPP expressly permitted by this Agreement, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options, warrants or other rights or arrangements to acquire from the Company, or other obligations or commitments (contingent or otherwise) of the Company to issue, transfer, dispose or sell any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in, the Company, (iv) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights issued by the Company or at the direction of the Company that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company (the items in clauses (i)-(iv) being referred to collectively as the “Company Securities”), (v) voting trusts, proxies or other similar agreements or understandings to which Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries is bound with respect to the disposition or voting of any shares of capital stock of the Company or any of the Company Subsidiaries or (vi) contractual obligations or commitments of the Company or the Company Subsidiaries relating to any Company Securities or any securities of the Company Subsidiaries, including any agreements restricting the transfer of, requiring the registration for sale of or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to, any Company Securities or any securities of the Company Subsidiaries.

Section 4.05        Company SEC Documents and Financial Statements.

(a)       Since December 21, 2021, the Company has filed or furnished (as applicable) with the SEC all material forms, reports, schedules, statements and other documents required by it to be filed or furnished (as applicable) under the Exchange Act or the Securities Act (such documents and any other documents filed or furnished by the Company with the SEC, as have been amended or supplemented since the time of their filing or furnishing, collectively, the “Company SEC Documents”).  As of their respective filing dates (or if amended, as of the date of such amendment, or, with respect to registration statements filed under the Securities Act, as of the date such registration statement became effective (or, if amended, the date such amendment became effective)), the Company SEC Documents (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act.  As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents. No Subsidiary of the Company is required to file, or files, any reports, schedules, forms, statements, prospectuses, registration statements or other documents with the SEC.

(b)        All of the audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company SEC Documents (collectively, the “Financial Statements”), (i) complied in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) have been prepared from and, are in accordance with, the books and records of the Company in all material respects, (iii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments, for the absence of footnotes and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act), and (iv) fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company as of the times and for the periods referred to therein (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments, for the absence of footnotes).  Between December 21, 2021 and the date of this Agreement, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Financial Statements in accordance with GAAP, except as described in the notes thereto.

(c)        The Proxy Statement (including any amendment or supplement thereto), at the time first sent or given to the stockholders of the Company and at the time of the Stockholders’ Meeting, will comply as to form in all material respects with the requirements of the Exchange Act (and the Securities Act, as may be required) and the applicable rules and regulations thereunder and of the SEC and Nasdaq.  The Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent, Merger Sub or any Representatives thereof for inclusion or incorporation by reference in the Proxy Statement.

Section 4.06        Internal Controls.  The Company has designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting.  The Company (a) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (b) has disclosed to the Company’s auditors and the audit committee of the Company Board (and made summaries of such disclosures available to Parent) (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

Section 4.07        Absence of Certain Changes.  Except as contemplated by this Agreement or in the Company SEC Documents, since the Company Balance Sheet Date and through the date of this Agreement, (a) the Company and the Company Subsidiaries have conducted, in all material respects, its business in the ordinary course of business consistent with past practice, (b) there has not been a Company Material Adverse Effect, and (c) except as set forth in Section 4.07 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary have taken any action that would be prohibited by any of paragraph (d), (f), (h), (i), (l), (p) or (q) of Section 6.01.

Section 4.08        No Undisclosed Material Liabilities.  Except (a) as reflected or otherwise reserved against on the Financial Statements, (b) for liabilities and obligations incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practice, and (c) for liabilities and obligations incurred under this Agreement or in connection with the Transactions, neither the Company nor any of the Company Subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued or contingent, other than as would not reasonably be expected to be material for the Company and the Company Subsidiaries, taken as a whole.

Section 4.09        Litigation. As of the date of this Agreement, there is no material Proceeding pending against (or to the Knowledge of the Company, threatened against or naming as a party thereto) the Company, any of the Company Subsidiaries or any Covered Persons (in their capacity as such).  As of the date of this Agreement, neither the Company nor any of the Company Subsidiaries nor any of their respective assets and properties is subject to any material Order.

Section 4.10        Compliance with Applicable Law.

(a)         As of the date of this Agreement and since January 1, 2021, (i) the Company and the Company Subsidiaries have been in compliance in all material respects with all Applicable Laws which affect the business, properties or assets of the Company or any of the Company Subsidiaries, and (ii) no notice, charge or assertion has been received by the Company or, to the Knowledge of the Company, threatened against the Company alleging any material violation of any Applicable Laws.

(b)       The Company is in possession of all material authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Authority necessary for the Company to own, lease and operate its properties or to carry on its business substantially as is being conducted as of the date of this Agreement (the “Company Permits”), and all such Company Permits are valid, and in full force and effect. Section 4.10(b) of the Company Disclosure Schedule contains a true and correct list of all Company Permits in force as of the date of this Agreement.

Section 4.11        Anti-Corruption, Anti-Bribery and Anti-Money Laundering Laws.

(a)          Since January 1, 2021, none of the Company or any of the Company Subsidiaries, nor, to the Knowledge of the Company, any director, officer, employee, or agent acting for or on behalf of the Company or the Company Subsidiaries, has, directly or indirectly, in connection with the business of the Company and the Company Subsidiaries, violated the U.S. Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd-1, et seq., or any other applicable anti-corruption or anti-bribery law, or any applicable anti-money laundering law in any material respect.

(b)         The Company and the Company Subsidiaries have maintained materially complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and government officials in compliance with applicable anti-corruption or anti-bribery laws.  Neither the Company nor the Company Subsidiaries have established or maintained a secret or unrecorded fund or account.

(c)        None of the Company or any of the Company Subsidiaries, nor, to the Knowledge of the Company, any director, officer, employee, or agent acting for or on behalf of the Company or the Company Subsidiaries has been convicted of violating, or to the Knowledge of the Company, subjected to any investigation or proceeding by a Governmental Authority or to any whistleblower complaint, for potential corruption, fraud or violation of, any applicable anti-corruption or anti-bribery law, or any applicable anti-money laundering law.

For purposes of this Section 4.11, “government official” includes any officer, employee, agent or representative of a government or any department, agency or instrumentality thereof (including wholly or partially owned enterprises or institutions), or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency or instrumentality, or for or on behalf of any such public international organization.

Section 4.12        Sanctions and Export Control Laws; Customs Laws

(a)         The Company and the Company Subsidiaries are in compliance with all Sanctions and Export Control Laws and all Customs Laws. During the five (5) years preceding the date of this Agreement, none of the Company or the Company Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, or agent acting for or on behalf of the Company or the Company Subsidiaries, has violated any Sanctions and Export Control Laws or any Customs Laws. None of the Company, the Company Subsidiaries, or any of their respective directors or officers, or, to the Knowledge of the Company, any employee or agent acting for or on behalf of the Company or the Company Subsidiaries, is (i) a Person who is currently included on the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, any other list-based sanctions maintained by the U.S. Treasury Department’s Office of Foreign Assets Control; (ii) located, organized, or resident in a country or territory that is, or whose government currently is, the target of comprehensive sanctions imposed by the United States; or (iii) otherwise the subject or target of any applicable Sanctions and Export Control Laws.

(b)         None of the Company, the Company Subsidiaries, or any of their respective directors or officers, or, to the Knowledge of the Company, any employee or agent acting for or on behalf of the Company or the Company Subsidiaries, is (i) directly or indirectly owned or controlled by, or acting on behalf of, any Person currently included on the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, any other list-based sanctions maintained by the U.S. Treasury Department’s Office of Foreign Assets Control; (ii) directly or indirectly owned or controlled by, or acting on behalf of, any Person who is located, organized, or resident in a country or territory that is, or whose government currently is, the target of comprehensive sanctions imposed by the United States; or (iii) otherwise the subject or target of any applicable Sanctions and Export Control Laws.

(c)         None of the Company or any of the Company Subsidiaries, nor, to the Knowledge of the Company, any director, officer, employee, or agent acting for or on behalf of the Company or the Company Subsidiaries has been convicted of violating, or to the Knowledge of the Company, subjected to any investigation or proceeding by a Governmental Authority or to any whistleblower complaint for potential violation of any Sanctions and Export Control Laws or any Customs Laws.

Section 4.13        Privacy.

(a)       To the Knowledge of the Company, since January 1, 2021, each of the Company and the Company Subsidiaries are in material compliance with all Privacy Requirements.

(b)         Each of the Company and the Company Subsidiaries has implemented and maintained policies, procedures and systems for receiving and appropriately responding to requests from individuals concerning their Personal Information in material compliance with all Privacy Requirements.

(c)         Since January 1, 2021, none of the Company’s or the Company Subsidiaries’ privacy policies, privacy notices or representations about privacy made to the Company’s or the Company Subsidiaries’ counterparties or to the public (including in marketing materials and the Company SEC Documents) have contained any material omissions or been misleading or deceptive in any material respect.

(d)         Except as disclosed in Section 4.13(d) of the Company Disclosure Schedule, none of the Company or any of the Company Subsidiaries have received any written notice of any material claims (including written notice from third parties acting on the Company or a Company Subsidiary’s behalf), charges, or investigations or regulatory inquiries related to, or have been charged with, any material violation of any Privacy Requirements.  To the Knowledge of the Company, there are no facts or circumstances that could reasonably form the basis of any such notice or claim, charge, investigation, or regulatory inquiry.

(e)         Since January 1, 2021, each of the Company and the Company Subsidiaries has implemented and maintained, and, where necessary to comply with applicable Privacy Requirements or as otherwise appropriate, to the Knowledge of the Company, have required any Person acting for or on the Company or any of the Company Subsidiaries’ behalf, including any Person processing Personal Information for or on the Company or any of the Company Subsidiaries’ behalf, to implement and maintain, commercially reasonable and appropriate technical and administrative safeguards, including disaster recovery and business continuity plans, designed to protect the security and integrity of the IT Systems and Personal Information in the Company’s or the Company Subsidiaries’ possession or under its control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure.

(f)          To the Knowledge of the Company, any third Person (including any Data Partner) who has provided any Personal Information to the Company or any of the Company Subsidiaries, or received Personal Information from the Company or any of the Company Subsidiaries, has done so in compliance with all applicable Privacy Laws, including providing any notice and obtaining any consent required.

(g)        Since January 1, 2021, none of the Company or any of the Company Subsidiaries has (i) experienced any material data breaches, security incidents, cyber-attacks (including ransomware), or misuse of or unauthorized access to or disclosure of any Business Data in the possession or control of the Company or any of the Company Subsidiaries or collected, used, or processed by or on behalf of the Company or any of the Company Subsidiaries; (ii) received any written notice of a complaint or Proceeding from any Person (including any Governmental Authority) with respect to any of the foregoing, nor, to the Knowledge of the Company, is any such notice or complaint or Legal Proceeding currently threatened in writing against any of the Company or any of the Company Subsidiaries; or (iii) have provided or been required to provide any notices to any Person in connection with any unauthorized disclosure of any Personal Information.

(h)          Each of the Company and the Company Subsidiaries has conducted commercially reasonable privacy and data security testing or audits at reasonable and appropriate intervals, has addressed any material privacy or data security issues or vulnerabilities identified, and has remedied any non-compliance with Privacy Requirements.  None of the Company or any of the Company Subsidiaries, nor any third Person acting at the direction or authorization of the same has paid a ransom to (i) any perpetrator of any data breach incident or cyber-attack or (ii) any third party with actual or alleged information about any data breach incident or cyber-attack.

(i)        To the Knowledge of the Company: (i) the Company and the Company Subsidiaries have developed, deployed, and used artificial intelligence systems (“AI Systems”) in material compliance with all Applicable Law and Privacy Requirements; (ii) the Company and the Company Subsidiaries have established and follow ethical guidelines for AI Systems use that align with industry-standard best practices and Applicable Law; and (iii) the Business Data that the Company or the Company Subsidiaries use to train and operate their AI Systems have been collected and used in material compliance with all Applicable Law and Privacy Requirements, and in a manner intended to maintain the privacy and confidentiality of individuals’ personal identifying information and any inferences drawn therefrom from the use of AI Systems.

(j)         The transfer of Personal Information in connection with the Transactions will not violate any Privacy Requirements in any material respect as they currently exist or as they existed at any time during which any of the Personal Information was collected or obtained.  None of the Company or any of the Company Subsidiaries are subject to any contractual requirements or other legal obligations that, following the Closing, would prohibit the Company or any of the Company Subsidiaries from receiving, accessing, storing or using any Personal Information in the manner in which each of the Company or any of the Company Subsidiaries received, accessed, stored and used such Personal Information prior to the Closing.  The execution, delivery and performance of this Agreement complies with all applicable material Privacy Requirements.

(k)         The IT Systems are sufficient in all material respects (including with respect to working condition, performance and capacity) for the purposes of the business of the Company and the Company Subsidiaries (taken as a whole) as conducted in the ordinary course of business consistent with past practice.  Since January 1, 2021, there have been no known incidents, including breaches or unauthorized uses of or unauthorized access to, breakdowns, malfunctions, persistent substandard performance, data losses, failures or other defects in the IT Systems (or the data processed thereby) that have caused any material disruption to or material interruption in or to the use of the IT Systems or the conduct of the business of the Company or any of the Company Subsidiaries other than those that were resolved.

Section 4.14        Material Contracts.  Except as filed as exhibits to the Company SEC Documents, Section 4.14 of the Company Disclosure Schedule sets forth a list of each Contract to which the Company or any of the Company Subsidiaries is a party or by which any of the Company, any of the Company Subsidiaries, or any of their respective properties or assets are bound, which, as of the date of this Agreement:

(i)          is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii)         involves annual expenditures in excess of $250,000;

(iii)       is a Contract for the sale of any of the assets of the Company or any of the Company Subsidiaries other than in the ordinary course of business in excess of $250,000 or for the grant to any Person of any preferential rights to purchase any of its assets;

(iv)       relates to any acquisition by the Company or any of the Company Subsidiaries of any operating business or any Equity Interests in any other Person, in each case, that contain representations, warranties, covenants, indemnities or other obligations of the Company or any of the Company Subsidiaries that are still in effect;

(v)        gives rise to liabilities or obligations of the Company or any of the Company Subsidiaries in excess of $500,000, other than a Company Benefit Plan listed on Section 4.16(a) of the Company Disclosure Schedule;

(vi)       contains any non-compete, exclusivity, most favored nation or similar provisions that restrict the Company with respect to the conduct of any line of business or conduct of business in any geographical area or with any Person;

(vii)     relates to the incurrence, assumption, guarantee or provision by the Company or any of the Company Subsidiaries of any Indebtedness, or provides for imposition of a Lien on any of the assets of the Company or any Company Subsidiary, in each case, involving amounts in excess of $100,000, other than accounts receivable and payable incurred or arising in the ordinary course of business;

(viii)      is entered into with any Governmental Authority;

(ix)       is a Contract pursuant to which the Company or any of the Company Subsidiaries (A) is granted a license or right to use, or covenant not to be sued under, any Intellectual Property (excluding licenses for commercially available, off-the-shelf Software and Open Source Software) or (B) grants a license or right to use, or covenant not to be sued under, any Intellectual Property (other than non-exclusive licenses granted to customers of the Company or any of the Company Subsidiaries in the ordinary course of business), in each case (A) and (B), solely to the extent that such license, right or covenant is provided pursuant to a Contract which requires payments or other consideration to or from any third Person in excess of $250,000 in any year;

(x)        is an individual employment Contract or Contract with an individual independent contractor or individual consultant, or any similar Contract which is not cancellable with less than 60 days’ notice without penalty or the acceleration or payment of any compensation or benefits thereunder;

(xi)        relates to a partnership, joint venture, strategic alliance, profit sharing or similar arrangement or proprietary information;

(xii)      is a Contract with any current executive officer of the Company, any member of the Company Board or any holder of 5% or more of the Company Common Stock on a fully diluted basis, or any Affiliate of the foregoing (other than a Company Benefit Plan that is listed on Section 4.16(a) of the Company Disclosure Schedule);

(xiii)      is a collective bargaining agreement or other Contract with any labor union or other employee representative group;

(xiv)     is a Contract under which a consent of, or notice to, any party other than the Company or a Company Subsidiary is required in connection with the Transactions;

(xv)    is a Contract providing for incurrence of any fees and expenses payable to third parties (including all fees, expenses, disbursements and other similar amounts payable to attorneys, financial advisors or accountants) incurred by the Company or any of the Company Subsidiaries in connection with the Transactions or otherwise relating to the negotiation, documentation or consummation of the Transactions, this Agreement or of any documents or agreements contemplated hereby, or any retention or transaction bonus or change of control agreements with any Employee or board member, or any management fees owing to any stockholder; or

(xvi)      is a Contract for the provision of products or services with any Major Customer or Major Supplier.

Each contract of the type described above in Section 4.14 is referred to herein as a “Material Contract.”  Section 4.14 of the Company Disclosure Schedule identifies those Material Contracts for which the consent of, or, or prior notice to, the counterparty of the Company or any Company Subsidiary is required for the consummation of the Transactions. Except as set forth in Section 4.14 of the Company Disclosure Schedule, true and correct copies or forms of each Material Contract have been made available to Parent. Except for expirations or terminations in the ordinary course of business in accordance with the terms of such Material Contract or as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Material Contract is valid and binding on the Company or applicable Subsidiary and, to the Knowledge of the Company, each other party thereto, as applicable, and in full force and effect (except as such enforceability may be limited by the Bankruptcy and Equity Exceptions), and (ii) to the Knowledge of the Company, there is no event or condition which has occurred or exists, which constitutes or would reasonably be expected constitute (with or without notice, the happening of any event or the passage of time) a material default or breach under any Material Contract by the Company or its Subsidiary. There are no and, since January 1, 2021, there have not been, any material disputes or material indemnity claims with respect to any Material Contract (or any predecessor Contract).

Section 4.15        Taxes.

(a)        All income and other material Tax Returns required to be filed by or with respect to the Company or any of the Company Subsidiaries have been timely filed with the appropriate Governmental Authority, all such Tax Returns are true, correct and complete in all material respects, and all income and other material Taxes required to be paid by or with respect to the Company or any of the Company Subsidiaries (whether or not shown or required to be shown on any Tax Return) have been timely paid.

(b)        All material Taxes required to be collected, deducted or withheld by the Company or any of the Company Subsidiaries have been collected, deducted or withheld and all amounts collected, deducted or withheld by the Company and each of the Company Subsidiaries for the payment of Taxes have been, or will be, timely remitted to the Taxing Authority to whom such payment is due.  The Company and the Company Subsidiaries have properly received and maintained all material certificates, forms and other documents required by Applicable Law for any exemption from withholding, collecting or remitting any Taxes and otherwise complied in all material respects with all Applicable Laws relating to the payment and withholding of Taxes.

(c)        No examination, claim, assessment, deficiency or other Proceeding is pending or, to the Knowledge of the Company, threatened with regard to any Taxes or Tax Returns of or with respect to the Company or any of the Company Subsidiaries or for which the Company or any of the Company Subsidiaries may otherwise be liable.

(d)         Neither the Company nor any of the Company Subsidiaries has (i) entered into or requested any waivers of the time to assess any Tax or otherwise entered into or is subject to any agreement or waiver extending any statute of limitations relating to Taxes, in each case, to the extent currently in effect (other than extensions of time to file Tax Returns obtained in the ordinary course), (ii) entered into or is subject to any closing agreement under Tax Applicable Law, (iii) requested, or is the subject of or bound by, any private letter ruling, technical advice memorandum or similar ruling or memorandum with any Governmental Authority with respect to any Taxes (other than determination letters with respect to Company Benefit Plans and rulings or memoranda applicable to taxpayers generally), nor is any such request outstanding, or (iv) entered into any Contract or other agreement or arrangement with any Governmental Authority with respect to a material amount of Taxes that is currently in effect and requires the Company or any of the Company Subsidiaries to take any action or to refrain from taking any action and would be terminated or adversely affected as a result of the Transactions.

(e)         Except for Permitted Liens, there are no Liens attributable to Taxes upon any asset or property of the Company or any of the Company Subsidiaries.

(f)         Neither the Company nor any of the Company Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) adjustment under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Applicable Law) or other similar provisions of Applicable Law as a result of a change in method of accounting on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Applicable Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction made on or prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date (in each case, other than in the ordinary course of business consistent with past practice); (v) “subpart F income” (as defined in Section 952(a) of the Code), “global intangible low-taxed income” (as defined in Section 951A(b) of the Code) or amount determined under Section 956 of the Code for the portion of the taxable period of the Company or any of the Company Subsidiaries ending on the Closing Date and assuming for this purpose that the taxable period of any “controlled foreign corporation” (as defined under Section 957 of the Code) giving rise to such income or amount ends on the day after the Closing Date; (vi) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Applicable Law); or (vii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date.

(g)         The Company and each of the Company Subsidiaries have properly collected and remitted all material amounts of sales, use, value added and similar Taxes required to be collected and remitted with respect to sales or leases made to or services provided to their customers, or have properly received and retained in all material respects any appropriate Tax exemption certificates and other documentation for all services provided and sales and leases made to their customers without charging or remitting sales, use, value added or similar Taxes that qualify such sales, leases and services as exempt from sales, use, value added and similar Taxes.

(h)        To the Knowledge of the Company, no material claim or deficiency for the assessment or collection of any Taxes has been asserted or proposed against the Company or any of the Company Subsidiaries by any Governmental Authority, which claim or deficiency has not been settled or otherwise resolved with all amounts determined to be required to be paid having been timely paid.

(i)          The unpaid Taxes of the Company and the Company Subsidiaries (i) did not, as of the Company Balance Sheet Date, exceed the accrued Taxes payable (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto) and (ii) do not materially exceed that accrual as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Company Subsidiaries in filing their Tax Returns.

(j)          Neither the Company nor any of the Company Subsidiaries is required to include any amount in income or pay any installment of any “net tax liability” or other Tax pursuant to Section 965 of the Code, including as a result of an election pursuant to Section 965(h) of the Code.

(k)       Neither the Company nor any of the Company Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described, or purported to be described, in Section 355 or Section 361 of the Code (i) in the past three years or (ii) in a distribution that could otherwise constitute a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(l)         The Company is not and has not been during the past five years a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and the applicable Treasury Regulations promulgated thereunder.

(m)         Neither the Company nor any of the Company Subsidiaries has any permanent establishment (within the meaning of any applicable Tax treaty or convention) or office or fixed place of business in a country other than the country in which it is organized.

(n)         Between the Company Balance Sheet Date and the date of this Agreement, neither the Company nor any of the Company Subsidiaries has (i) made, changed or revoked any material Tax election, (ii) changed any annual Tax accounting period or adopted or changed any material Tax accounting method, (iii) prepared any Tax Return in a manner which is not consistent with the past practice of the Company or such Subsidiary, as applicable, with respect to the treatment of items on such Tax Return in all material respects, (iv) filed any amendment to a Tax Return, (v) incurred any material liability for Taxes other than in the ordinary course of business consistent with past practice, (vi) settled or compromised any material audit, examination, litigation or other Proceeding with respect to Taxes, or (vii) surrendered any right to claim a material refund, rebate or credit of Taxes.

(o)          Neither the Company nor any of the Company Subsidiaries is currently entitled to any material Tax incentive, deferral, holiday or other Tax reduction or abatement Contract with any Governmental Authority that will be subject to any recapture, clawback, termination or similar adverse consequence as a result of the Transactions.

(p)        Except as set forth on Section 4.15(p) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has claimed any “employee retention credit” pursuant to Section 2301 of the Coronavirus Aid, Relief and Economic Security Act of 2020, as amended, and the rules and regulations promulgated thereunder.

(q)         No power of attorney granted by or with respect to the Company or any of the Company Subsidiaries in respect of any Taxes is in effect that will not be revoked or cancelled at or prior to the Closing.

(r)        Neither the Company nor any of the Company Subsidiaries (i) has taken any position in any Tax Return that could give rise to a “substantial understatement” of Tax within the meaning of Section 6662 of the Code or (ii) is or has participated in or been a party to any “listed transaction” as defined in Section 6707A(c) of the Code and the Treasury Regulations promulgated thereunder (or any similar or corresponding provision of state, local or foreign Tax Applicable Law).

(s)         Neither the Company nor any of the Company Subsidiaries owns, directly, indirectly or constructively, any interest in (i) a “controlled foreign corporation” as defined under Section 957 of the Code (other than AdTheorent Canada, Inc.) or (ii) a “passive foreign investment company” as defined under Section 1297 of the Code.

(t)        All related party transactions involving the Company or any of the Company Subsidiaries have been conducted at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder (or any corresponding or similar provision of state, local or foreign Tax Applicable Law) in all material respects.

(u)       No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file a Tax Return that any of them is, or may be subject to, Tax by, or required to file a Tax Return with, such jurisdiction.

(v)         None of the Company or any of the Company Subsidiaries is or was a member of an “affiliated group” (as defined in Section 1504 of the Code) or any other affiliated, aggregate, combined, consolidated, unitary or similar group (other than any group comprised solely of the Company and the Company Subsidiaries) or has any liability for the Taxes of any Person (other than the Company or any of the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 or any analogous or similar provision of state, local or foreign Applicable Law, as a transferee or successor, by Contract or other agreement or arrangement (other than Contracts solely between or among the Company or any of the Company Subsidiaries or any commercial Contract entered into in the ordinary course of business and not primarily related to Taxes), by operation of Applicable Law or otherwise.  Neither the Company nor any of the Company Subsidiaries is subject to or bound by, or has any obligation or liability under, any Contract or other arrangement or agreement providing for the allocation, indemnification or sharing of Taxes (other than Contracts solely between or among the Company or any of the Company Subsidiaries or any commercial Contract entered into in the ordinary course of business and not primarily related to Taxes).

Section 4.16        Employee Benefit Plans.

(a)         Section 4.16(a) of the Company Disclosure Schedule sets forth a list of each Company Benefit Plan as of the date of this Agreement.  Neither the Company nor any Company Subsidiary has or could reasonably expect to have any material liability other than with respect to the Company Benefit Plans set forth in Section 4.16(a) of the Company Disclosure Schedule.  The Company has made available to Parent true, correct and complete copies (other than with respect to any Multiemployer Plan) as of the date of this Agreement of (i) each Company Benefit Plan (or, in the case of any such Company Benefit Plan that is unwritten, a description thereof); (ii) the three (3) most recent annual reports on Form 5500 required to be filed with the IRS with respect to each Company Benefit Plan (if any such report was required); (iii) the most recent summary plan description together with the summary or summaries of material modifications thereto for each Company Benefit Plan for which such summary plan description is required; (iv) each trust agreement and insurance or group annuity Contract that serves as the funding instrument for any Company Benefit Plan; (v) the three (3) most recently prepared actuarial report for each Company Benefit Plan (if applicable); (vi) all material non-routine correspondence to or from any Governmental Authority received in the last three (3) years with respect to such Company Benefit Plan; and (vii) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) with respect to each Company Benefit Plan (if applicable).  The Company Benefit Plans have been established, operated and administered in compliance in all material respects with their terms and the applicable provisions of ERISA, the Code and all other Applicable Laws, except for any noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b)         All Company Benefit Plans that are “employee pension plans” (as defined in Section 3(3) of ERISA) and that are intended to be tax qualified under Section 401(a) of the Code that are sponsored or maintained by the Company or any of the Company Subsidiaries are so qualified, and, to the Knowledge of the Company, no event has occurred since the date of the most recent determination letter or application therefor relating to any such plan that would reasonably be expected to adversely affect such qualification.  The Company has made available to Parent a complete copy of the most recent determination letter received with respect to each such plan as of the date of this Agreement.

(c)         Neither the Company, any Company Benefit Plan nor, to the Knowledge of the Company, any trustee, administrator or other third-party fiduciary or party-in-interest thereof, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject the Company or any ERISA Affiliate to any material Tax or penalty on prohibited transactions imposed by Section 4975 of the Code. Neither the Company nor any Company Subsidiary has engaged in a transaction that would reasonable be expected to result in a material civil penalty under Section 409 or 502(i) of ERISA.

(d)         Neither the Company, any of the Company Subsidiaries nor any ERISA Affiliate is subject to any material liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA.  All required contributions in respect of any Company Benefit Plan have been timely made or properly accrued on the financial statements.  No “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred with respect to any Company Benefit Plan.

(e)       None of the Company Benefit Plans provides retiree medical or other retiree welfare benefits to any Person, other than health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

(f)         All material contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made in accordance with the terms of the Company Benefit Plans or by Applicable Law have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(g)         No Company Benefit Plan is an employee benefit plan subject to Title IV of ERISA or Section 412 of the Code, a Multiemployer Plan, a “multiple employer plan” (as defined in Section 413(c) of the Code), or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).  With respect to each Company Benefit Plan that is subject to Title IV of ERISA: (i) the minimum funding standard has been satisfied and all contributions required under Section 302 of ERISA and Section 412 of the Code have been timely made; (ii) no notice of intent to terminate has been filed; (iii) no reportable event (as defined in Section 4043 of ERISA and in the regulations issued thereunder) has occurred (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) with respect to such plan; and (iv) no such plan is considered to be in “at risk” status under Section 430 of the Code.  Neither the Company nor any of the Company Subsidiaries nor, to the Knowledge of the Company, any other Person, has made any binding commitment to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code, and there has been no amendment to, or written interpretation or announcement by the Company or any of the Company Subsidiaries regarding any Company Benefit Plan that would increase the expense of maintaining such Company Benefit Plan above the level or expense incurred with respect to that plan for the most recently completed fiscal year.

(h)         The Company and the Company Subsidiaries are in substantial compliance with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or any state or other Applicable Law governing health care coverage extension or continuation; (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder; (iii) the applicable requirements of HIPAA, (iv) the applicable requirements of the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010; and (v) the applicable requirements of the Cancer Rights Act of 1998.

(i)        Except as set forth in Section 4.16(i) of the Company Disclosure Schedule or as otherwise contemplated by this Agreement, the Transactions (either alone or together with another circumstance, such as a termination of employment) will not: (i) increase the amount of compensation due to any Employee; (ii) entitle any Employee to any separation, severance or termination pay; (iii) accelerate the time of payment, funding or vesting of any material compensation due to any Employee, (iv) result in any material limitation on the right of the Company or any of the Company Subsidiaries to amend, merge or receive a reversion of assets from, any Company Benefit Plan or related trust, (v) require a “gross-up” or other similar payment to any “disqualified individual” (within the meaning of Section 280G(c) of the Code) with respect to the Company due to the imposition of the excise Tax under Section 4999 of the Code on any payment to such disqualified individual or (vi) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code, disregarding, for purposes of this clause (vi) any arrangements implemented by or at the direction of Parent or any of its Affiliates.  The Company has made available to Parent copies of preliminary 280G calculations prepared with respect to certain potential disqualified individuals in connection with the Transactions.

(j)          There are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to the Company and the Company Subsidiaries.

Section 4.17        Labor and Employment Matters.

(a)         Section 4.17(a) of the Company Disclosure Schedule sets forth a true and complete list of (i) all current Employees and their respective position, date of employment or engagement, work location (including country, state and city), employing or engaging entity, status as exempt or non-exempt, work authorization (including visa or work permit type and expiration date); (ii) salary or wages, accrued but unpaid bonuses and commissions, bonus and commission frameworks and pension benefits, and other compensation and material benefits, including accrued but unused paid time off; (iii) confidentiality, non-compete, non-solicitation and other restrictive covenant and innovation assignment agreements, if any; provided, that, personally identifiable information shall be protected by number in lieu of name, to the extent required by Applicable Law.  As of the date hereof, to the Knowledge of the Company, none of the current Employees have advised the Company or any of the Company Subsidiaries of such Person’s intention to terminate such Person’s relationship or status as an Employee for any reason, including because of the consummation of the Transactions, and neither the Company nor any of the Company Subsidiaries has plans or intentions as of the date hereof to terminate any such Person.

(b)        Neither the Company nor any of the Company Subsidiaries is, or has been, a party, or otherwise subject to any unexpired labor or collective bargaining agreement.  To the Knowledge of the Company, (i) there are no labor unions or other organizations representing, purporting to represent or attempting to represent any Employees at any time in the last three (3) years, and (ii) there is no representation petition respecting the Employees pending before any Governmental Authority or, threatened to be brought or filed as of the date of this Agreement or any time in the last three (3) years.

(c)         Neither the Company nor any of the Company Subsidiaries is a party or subject to any pending or, to the Knowledge of the Company, threatened material labor strike, organized work stoppage, slowdown, lock out, unfair labor practice charge or similar labor activity or dispute affecting the Company or any of the Company Subsidiaries.

(d)         During the last three (3) years, there has been, and there currently is, no lawsuit, legal proceeding, audit, complaint, charge, litigation or arbitration against the Company or any of the Company Subsidiaries pending, or to the Knowledge of the Company, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the Company’s labor practices or the employment of any Employee.

(e)         The Company and the Company Subsidiaries are, and have been, in material compliance with Applicable Laws which affect labor and employment, including health and safety regulations, social security regulations, tax regulations, regulations regarding working conditions, working hours, employee classification and equal treatment.  All Employees that perform services in the United States are eligible to work in the United States.  To the Knowledge of the Company and the Company Subsidiaries, there have been no formal or written complaints of sexual harassment or sexual misconduct made against any Employee and the Company has not investigated or settled any such complaint of sexual harassment or sexual misconduct.  Each individual providing services to the Company or any of the Company Subsidiaries as an independent contractor is classified correctly for purposes of wage and hour law, and any Contracts with independent contracts or staffing agencies are compliant with the law where the contractor is working.

(f)         During the last three (3) years, the Company and the Company Subsidiaries have not effected a “mass layoff” or “plant closing” as defined by the WARN Act and Applicable Laws, and have complied in all material respects with the WARN Act and Applicable Laws. Neither the Company nor any of the Company Subsidiaries have plans to undertake any action that would trigger the WARN Act.

Section 4.18        Insurance Policies. To the Knowledge of the Company, the Company and the Company Subsidiaries maintain all insurance policies which they are required to maintain under Applicable Law or by Contract.  All such insurance policies and other material insurance policies maintained by the Company or any of the Company Subsidiaries with respect to the Company and the Company Subsidiaries and their respective assets and properties are set forth in Section 4.18 of the Company Disclosure Schedule.  To the Knowledge of the Company, all the foregoing policies are in full force and effect as of the date of this Agreement, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet but may be required to be paid with respect to any period ending prior to the Effective Time) and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 4.19        Environmental Matters. Except as set forth on Section 4.19 of the Company Disclosure Schedule, (a) the Company and each of the Company Subsidiaries is in compliance in all material respects with all applicable Environmental Laws; (b) neither the Company nor any of the Company Subsidiaries has received written notice from any Government Authority or any employee, contractor or third party asserting or alleging a material violation of or material liability under Environmental Laws, (c) neither the Company nor any of the Company Subsidiaries is a party to any pending or, to the Knowledge of the Company, threatened Proceeding alleging non-compliance by the Company, the Company Subsidiaries or any Leased Premises with, or that the Company or the Company Subsidiaries have a material liability under, Environmental Laws; and (d) to the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries has released or caused the release of any Hazardous Materials into the environment on or from any Leased Premises or in connection with the operations of the Company or the Company Subsidiaries, nor are Hazardous Materials present on or in any Leased Premises, that are required under applicable Environmental Laws to be abated or remediated by the Company or any of the Company Subsidiaries or that would reasonably be expected to give rise to material liability.  All material environmental reports, studies, audits, records, sampling data, site assessments and other similar documents that are in the possession of the Company or the Company Subsidiaries and relate to the Leased Premises have been made available to Parent.

Section 4.20        Intellectual Property.

(a)        Section 4.20(a) of the Company Disclosure Schedule sets forth as of the date of this Agreement a list of all (i) Company Intellectual Property and (ii) licenses of Company Intellectual Property (other than licenses concerning commercially available off-the-shelf software) granted by third parties to the Company or any of the Company Subsidiaries (“Licensed Intellectual Property”).

(b)         The Company or one of the Company Subsidiaries is the owner of all right, title and interest in and to each item of Company Intellectual Property, and (i) all Company Intellectual Property is subsisting and (ii) all registrations and issuances included in the Company Intellectual Property are valid and enforceable. The Company or one of the Company Subsidiaries is entitled to use each item of material Licensed Intellectual Property in the manner in which such Licensed Intellectual Property is used in the operation of the Company’s and the Company Subsidiaries’ business as currently conducted.

(c)        No Proceeding is pending or, to the Knowledge of the Company, has been threatened in writing against any third party involving an infringement or misappropriation by such third party of any Company Intellectual Property and, to the Knowledge of the Company, no third party is engaging in any activity that infringes or misappropriates Company Intellectual Property.

(d)          The Company or one of the Company Subsidiaries own, free and clear of all Liens other than Permitted Liens, or have a valid right to use, all material Intellectual Property either used in or necessary for the conduct of the businesses of the Company and the Company Subsidiaries in the ordinary course of business.

(e)         To the Knowledge of the Company, (i) neither the Company nor the Company Subsidiaries has infringed, misappropriated or violated, or is infringing, misappropriating or violating any Intellectual Property rights of any third Person, and (ii) there is no claim pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary with respect to the alleged infringement, misappropriation or violation by the Company or any Company Subsidiary of any Intellectual Property rights of any third Person.

(f)         The Company and the Company Subsidiaries have taken commercially reasonable steps to protect the confidentiality of all Trade Secrets owned by the Company or any Company Subsidiary that are material to their businesses.

(g)        To the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries has used, modified, or distributed any Software that is subject to a license identified as an open source license by the Open Source Initiative (www.opensource.org) (collectively, “Open Source Software”) in a manner that requires (or conditions the use or distribution of such Software on) the general disclosure, licensing or distribution of any source code for any Software owned by the Company or any of the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries has modified any Open Source Software.

(h)      Section 4.20(h) of the Company Disclosure Schedule identifies all third party Software used by the Company or the Company Subsidiaries to develop, configure, distribute, provision or operate the products and services of the Company, and any Contract that governs the use such third party Software by the Company or the Company Subsidiaries.

Section 4.21        Properties. Neither the Company nor the Company Subsidiaries own any real property. Section 4.21 of the Company Disclosure Schedule sets forth as of the date of this Agreement a list of all leases, subleases or coworking membership agreement for material real property leased or used by the Company or the Company Subsidiaries as tenant, lessee or member (including as subtenant or sublessee) (collectively, the “Leased Real Property Leases” and the real property thereunder the “Leased Premises”).  Neither the Company nor any Company Subsidiary has any leased real property other than those evidenced by a Leased Real Property Lease. The Leased Real Property Leases are in full force and effect as of the date of this Agreement.  Neither the Company nor any Company Subsidiary is in default under any Leased Real Property Lease, nor has the Company or any Company Subsidiary received written notice that it is in default under any Leased Real Property Lease, and, to the Knowledge of the Company, there is no outstanding landlord breach or default under a Leased Real Property Lease.  The leasehold interests of the Company or the applicable Company Subsidiary under each Leased Real Property Lease are not subject to any financing Lien that is not a Permitted Lien, and the Company and its Company Subsidiaries have not subleased or assigned any portion of any Leased Premises to any Person (other than an Affiliate).  Section 4.21 of the Company Disclosure Schedule identifies those Leased Real Property Leases for which the consent of, or prior notice to, the landlord or sublessor thereunder is required for the consummation of the Transactions.  There are no conditions affecting any of the improvements in which the Leased Premises are located that would have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.22        Title to; Condition and Sufficiency of Assets.

(a)         The Company and the Company Subsidiaries have good title to, or a valid leasehold or license interest in, all of the assets shown on the Company Balance Sheet or acquired after the date thereof (other than assets sold in the ordinary course of business consistent with past practice), free and clear of all Liens, except Permitted Liens.

(b)         The tangible assets and properties that the Company and the Company Subsidiaries own or lease are, in all material respects, in good working order and condition, subject to ordinary wear and tear, and are adequate in all material respects for the uses to which they are being put in the operation of the business in the ordinary course of business consistent with past practice.  The assets, properties, claims and rights owned or leased by the Company and Subsidiaries include all assets, properties, claims and rights necessary for Buyer to operate and conduct the business of the Company and Company Subsidiaries immediately following the Closing in all material respects as conducted in the ordinary course of business consistent with past practice.

Section 4.23        Suppliers and Customers.

(a)         Section 4.23(a) of the Company Disclosure Schedule sets forth a list of the ten (10) largest vendors to the Company and the Company Subsidiaries based on purchases during the 2022 and 2023 fiscal years (the “Major Suppliers”) showing the approximate total purchases by the Company and the Company Subsidiaries from each such Major Supplier during the 2022 and 2023 fiscal years.

(b)         Section 4.23(b) of the Company Disclosure Schedule set forth a list of and of the ten (10) largest customers of the Company and the Company Subsidiaries based on the revenue during the 2022 and 2023 fiscal years (the “Major Customers”), showing the approximate total sales by the Company and the Company Subsidiaries to each such Major Customer, in each case during the 2022 and 2023 fiscal years.

(c)         Since the Company Balance Sheet Date, except as set forth on Section 4.23(c) of the Company Disclosure Schedule, no Major Customer or Major Supplier has terminated its relationship with the Company or any of the Company Subsidiaries or materially reduced or changed the pricing or other terms of its business with the Company or any of the Company Subsidiaries and no Major Customer or Major Supplier has notified the Company or the Company Subsidiaries that it intends to terminate or materially reduce (in case of a Major Customer) or materially increase (in case of a Major Supplier) the pricing or materially change other terms of its business with the Company or any of the Company Subsidiaries.

Section 4.24         Interested Party Transactions.  Since the Company Balance Sheet Date, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K.

Section 4.25        Takeover Laws. Assuming the accuracy of the representations and warranties set forth in Article V, (a) no “fair price,” “moratorium,” “control share acquisition”, “interested stockholder” or other anti-takeover statute or regulation of any Governmental Authority or any anti-takeover provision in the Company Governing Documents (other than with respect to the requirements for the Stockholder Approval) is applicable to the Company or the Company Common Stock; and (b) the Company has taken all action (if any) necessary to render the provisions of Section 203 of the DGCL and any other statute or regulation referred to in paragraph (a) inapplicable (to the extent that any such statute or regulation is so applicable) to the entry into and performance of this Agreement and the Voting and Support Agreement by the parties hereto and thereto and the consummation of transactions contemplated hereby and thereby.

Section 4.26        Brokers’ Fees.  Except for Canaccord Genuity LLC, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the Transactions and no such Person is entitled to any fee or commission or like payment from the Company in respect thereof.

Section 4.27        Fairness Opinion.  The Company Board has received the opinion of Canaccord Genuity LLC, dated on or about the date of this Agreement, to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth in such opinion, the Per Share Merger Consideration to be paid to the holders of the Company Common Stock (other than the Company, Parent, Merger Sub, any of their respective Affiliates or holders exercising appraisal rights described in Section 2.05) pursuant to this Agreement is fair from a financial point of view to such holders.

Section 4.28        Disclaimer of other Representations and Warranties.  Except for the representations and warranties set forth in this Article 4, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or the Company Subsidiaries or their respective businesses, operations or affairs or with respect to any other information made available to Parent or Merger Sub in connection with this Agreement, the Merger or the other Transactions.  Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to any Parent Related Party resulting from the making available to Parent or Merger Sub of, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts of other material made available to Parent or Merger Sub in “data rooms” or management presentations in expectation of this Agreement, the Merger or the other Transactions, unless, and to the extent that, any such information is expressly included in a representation or warranty contained in this Article 4.

Section 4.29        No Other Representations and Warranties; No Reliance. In entering into this Agreement, the Company has relied solely upon its independent investigation and analysis of Parent and Merger Sub and the representations and warranties of Parent and Merger Sub set forth in Article 5, and the Company acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by any Parent Related Party that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally.  The Company acknowledges and agrees that, to the fullest extent permitted by Applicable Law, no Parent Related Party shall have any liability or responsibility whatsoever to any Company Related Party on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided or made available (including in any data rooms, management presentations, information or descriptive memorandum or supplemental information), or statements made (or any omissions therefrom), to any Company Related Party except as and only to the extent expressly set forth in this Agreement.  The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article 5, (a) neither Parent nor Merger Sub makes, and has not made, any representations or warranties relating to Parent or Merger Sub or their respective businesses, operations or affairs or otherwise in connection with the Merger or the other Transactions, and the Company is not relying on any representation or warranty except for those expressly set forth in Article 5, (b) no Person has been authorized by Parent or Merger Sub to make any representation or warranty relating to Parent or Merger Sub or their respective businesses, operations or affairs or otherwise in connection with the Merger or the other Transactions, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by or on behalf of Parent or Merger Sub, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or otherwise made available to any Company Related Party are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of an express representation or warranty set forth in Article 5.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company that:

Section 5.01        Corporate Existence and Power.

(a)          Parent is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b)         Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted.

Section 5.02        Corporate Authorization.  Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions.  The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub.  Parent, as sole stockholder of Merger Sub, has adopted will adopt this Agreement in accordance with the DGCL immediately following the execution and delivery of this Agreement.  This Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each such Person in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions.

Section 5.03        Consents and Approvals; No Violations.  None of the execution, delivery or performance of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the Merger or any of the other Transactions or compliance by Parent and Merger Sub with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or similar governing documents) of Parent or the certificate of incorporation and bylaws of Merger Sub, (b) require any filing by Parent or Merger Sub with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Authority (except for (i) compliance with any applicable requirements of the Exchange Act, (ii) any filings as may be required under the DGCL in connection with the Merger, (iii) filings, permits, authorizations, consents and approvals as may be required under the HSR Act and any other Required Governmental Approvals, (iv) such filings with the SEC as may be required to be made by Parent or Merger Sub in connection with this Agreement and the Merger, (v) such filings as may be required under the rules and regulations of Nasdaq in connection with this Agreement and the Merger, (vi) such filings as may be required under the Investment Canada Act), (c) automatically result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any contract, commitment or arrangement (whether written or oral) to which Parent, Merger Sub or any other Subsidiary of Parent is a party, or by which they or any of their respective properties or assets may be bound or affected, or (d) violate any Order or Applicable Law applicable to Parent or Merger Sub or any of their respective properties or assets; except in each of clauses (b), (c) or (d) where (A) any failure to obtain such permits, authorizations, consents or approvals, (B) any failure to make such filings or (C) any such modifications, violations, rights, breaches or defaults have not had, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04        Capitalization and Operation of Merger Sub.  The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share (of which one share is issued and outstanding), and 1,000 shares of preferred stock, par value $0.01 per share (of which none are issued and outstanding).  All of the issued and outstanding capital stock of Merger Sub is, and as of the Effective Time will be, owned by Parent.  Merger Sub has been formed solely for the purpose of engaging in the Transactions and through the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than in connection with the Transactions.

Section 5.05        Litigation.  As of the date of this Agreement, there is no Proceeding pending against or, to the Knowledge of Parent, threatened in writing against or affecting, Parent or Merger Sub or any of Parent’s other Subsidiaries that would have, individually or in the aggregate, a Parent Material Adverse Effect.  Neither Parent nor Merger Sub nor any of Parent’s other Subsidiaries is subject to any Order that would have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.06        Available Funds.  Each of Parent and Merger Sub affirms that it is not a condition to the Closing or to any of its other obligations under this Agreement that Parent or Merger Sub obtain financing for or related to any of the Transactions.  Parent and Merger Sub have received (a) an executed equity commitment letter dated the date of this Agreement (including all exhibits, schedules, annexes, supplements and amendments thereto, collectively, the “Equity Commitment Letter”) from Novacap, pursuant to which Novacap has committed to invest cash, subject to (and only to) the terms and conditions therein, in an aggregate amount set forth therein (the “Equity Financing”), (b) an executed subordinated promissory note dated the date of this Agreement (including all exhibits, schedules, annexes, supplements and amendments thereto, collectively, the “Subordinated Note”) from Novacap, pursuant to which the financing sources  party thereto (the “Subordinated Note Financing Sources”) have committed to providing to Cadent, LLC the financing pursuant thereto, subject solely to the terms and conditions set forth therein,  in an aggregate amount set forth therein (the “Subordinated Note Financing”) and (c) an executed amendment, dated as of the date hereof, by and among the Borrower, Holdings, Parent, as a guarantor, the other guarantors party thereto, the financial institutions party thereto as lenders (the “Lenders”) and Royal Bank of Canada, as administrative agent (the “Administrative Agent,” and together with the Lenders and other Persons committed to providing the financing pursuant thereto, the “Debt Financing Sources” and, together with the Subordinated Note Financing Sources, the “Financing Sources”) for the Lenders, which amends that certain Credit Agreement, dated as of August 8, 2023 (the “Existing Credit Agreement”) by and among the Borrower, Holdings, Parent, as a guarantor, the other guarantors party thereto, the lenders party thereto and the Administrative Agent (including all exhibits, schedules, annexes, supplements and amendments thereto and any fee and engagement letter related thereto, with only the fee amounts redacted (none of which redacted provisions adversely affect the availability of or impose any additional conditions on the availability of the Loan Financing at the Closing), collectively, the “Debt Amendment” and, together with the Equity Commitment Letter and the Subordinated Note, the “Commitment Letters”), pursuant to which such Debt Financing Sources have committed, subject solely to the terms and conditions set forth therein, to provide to Borrower, when combined with the Equity Financing and the Subordinated Note Financing, the Required Financing Amount (the “Loan Financing” and, together with the Subordinated Note Financing, the “Debt Financing” and, together with the Equity Financing, collectively, the “Financing”).  A true, correct and complete copy of each Commitment Letter and any related engagement letter and fee letter (except for provisions in the fee letter related solely to fees and economic terms that may be redacted at the request of the Debt Financing Sources) as in effect on the date of this Agreement has been previously provided to the Company.  The aggregate proceeds contemplated by the Commitment Letters, together with cash on hand of Parent and Merger Sub, will be sufficient when funded to enable Parent, Merger Sub and the Borrower to consummate the Transactions (including the refinancing of existing Indebtedness of the Company to be paid at the Closing) and pay all amounts (including fees, premiums, and expenses) required to be paid by Parent, Merger Sub or the Borrower hereunder at the Closing in connection with the Transactions.  There are no conditions precedent related to the Equity Financing as contemplated by the Equity Commitment Letter, the Subordinated Note Financing as contemplated by the Subordinated Note or the Loan Financing as contemplated by the Debt Amendment, other than as set forth in the applicable Commitment Letter, and none of the respective commitments contained in the Equity Commitment Letter, Subordinated Note or Debt Amendment have been withdrawn, terminated or rescinded in any respect.  Each Commitment Letter is valid and in full force and effect and enforceable against the Borrower, Parent and Merger Sub, as applicable, and, to the Knowledge of Parent, each other Person party thereto, subject to the Bankruptcy and Equity Exceptions, and Parent has not amended, modified, supplemented, or waived any of the conditions or contingencies to funding contained therein (including definitive agreements related thereto) or any other provision of, or remedies under, the Commitment Letters (including definitive agreements related thereto).  No event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent or Merger Sub or, to the Knowledge of Parent or Merger Sub, any of the other parties thereto, under the Commitment Letters that has not been cured or irrevocably waived or that would otherwise make the Financing not available on the Closing Date. As of the date hereof, none of the Commitment Letters has been amended or modified, no such amendment or modification is pending or contemplated by Parent or Merger Sub or to the Knowledge of Parent, the other parties thereto.  Parent or Merger Sub has fully paid all commitment and other fees required to be paid under the Commitment Letters on or prior to the date of this Agreement.  As of the date of this Agreement, assuming the satisfaction of the conditions set forth in Section 7.01 and Section 7.02, neither Parent nor Merger Sub has any reason to believe that it or any other party will be unable to satisfy on a timely basis any applicable condition to the Financing or their respective obligations under the Commitment Letters and there are no facts or circumstances that will result in (i) any of the conditions set forth in the Commitment Letters not being satisfied or (ii) the Financing not being made available to the Borrower, Parent and Merger Sub, as applicable, on a timely basis in order to consummate the Transactions on the Closing Date.  There are no side letters or other contracts or arrangements that could affect the amount, availability or conditions of the Financing other than as expressly set forth in the Commitment Letters which have been previously furnished to the Company.

Section 5.07        Solvency.  Assuming (a) satisfaction of the conditions to Parent’s obligation to consummate the Merger, and after giving effect to the Transactions, including the Financing and the payment of the amounts contemplated in Article 2, including the Aggregate Consideration, (b) any repayment or refinancing of Indebtedness contemplated in this Agreement or the Commitment Letters, (c) that the Company and the Company Subsidiaries, taken as a whole, are solvent immediately prior to the Closing, (d) that all cost estimates, financial or other projections and other predictions of the Company have been prepared in good faith based upon assumptions that were and continue to be reasonable, immediately after giving effect to the Transactions, (e) the accuracy in all material respects of the representations and warranties of the Company set forth in Article 4, (f) payment of all amounts required to be paid in connection with the consummation of the Transactions, and (g) payment of all related fees and expenses, Parent and the Surviving Corporation and the Company Subsidiaries, taken as a whole, will be Solvent as of the Effective Time and immediately after the consummation of the Transactions. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination (x) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the sum of (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted term; are generally determined in accordance with Applicable Laws governing determinations of the insolvency of debtors, plus (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (y) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (z) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.  For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 5.08        Absence of Certain Agreements.  Except for the Support Agreements and except as set forth on Schedule 5.08, neither Parent, Merger Sub nor any of their respective Affiliates has entered into any contract, or authorized, committed or agreed to enter into any contract, (a) between Parent, Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the Company Board, on the other hand, as of the date of this Agreement, that relate to the Company, any of the Company Subsidiaries or the Transactions, (b) pursuant to which any stockholder of the Company would be entitled to receive in respect of any share, consideration of a different amount or nature than the Per Share Merger Consideration or pursuant to which any stockholder of the Company has agreed to vote to adopt this Agreement or has agreed to vote against any Superior Company Proposal or (c) pursuant to which any stockholder of the Company or any of the Company Subsidiaries has agreed to make an investment in, or contribution to, Parent or Merger Sub in connection with the Transactions.  There are no contracts between Parent, Merger Sub, or any of their respective Affiliates, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date of this Agreement that relate in any way to, or are in connection with, the Transactions.

Section 5.09        Stock Ownership.  Neither Parent nor Merger Sub nor any of their respective Affiliates is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 5.10        Brokers’ Fees.  Other than the engagement of Moelis & Company by Parent to act as financial advisor, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Parent or Merger Sub in connection with the Transactions and no such Person is entitled to any fee or commission or like payment from Parent or Merger Sub in respect thereof.

Section 5.11         Information in the Proxy Statement. None of the information supplied by or on behalf of Parent or Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement (or any amendment thereof or supplement thereto) will, at the date mailed to the Company’s stockholders or at the time of Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The representations and warranties in this Section 5.11 do not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its Representatives in writing specifically for use or incorporation by reference therein.

Section 5.12        Investment Intention. Parent is acquiring through the Merger the capital stock of the Surviving Corporation for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Parent understands that the single share of capital stock of the Surviving Corporation will not be registered under the Securities Act or any blue sky Laws and cannot be sold unless subsequently registered under the Securities Act, any applicable blue sky Laws or pursuant to an exemption from any such registration. Parent is directed by Persons who are sophisticated as contemplated by Rule 506(b)(2)(ii) promulgated under the Securities Act and that Parent has such knowledge and experience in financial and business matters that Parent is capable of evaluating the merits and risks of the Transactions, including the Merger.

Section 5.13        Disclaimer of other Representations and Warranties.  Except for the representations and warranties set forth in this Article 5, neither Parent, nor Merger Sub, nor any other Person makes any express or implied representation or warranty with respect to Parent or Merger Sub or their respective businesses, operations or affairs or with respect to any other information made available to the Company in connection with this Agreement, the Merger or the other Transactions.  Neither Parent nor Merger Sub nor any other Person will have or be subject to any liability or indemnification obligation to any Company Related Party resulting from the making available to the Company of, or the Company’s use of, any such information, including any information, documents, projections, forecasts of other material made available to the Company in “data rooms” or management presentations in expectation of this Agreement, the Merger or the other Transactions, unless, and to the extent that, any such information is expressly included in a representation or warranty contained in this Article 5.

Section 5.14        Investigation; No Other Representations and Warranties; No Reliance.  Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, intellectual property, technology, liabilities, results of operations, financial condition and prospects of the Company and the Company Subsidiaries and acknowledges that each of Parent and Merger Sub has been provided sufficient access to personnel, properties, premises and records of the Company and the Company Subsidiaries for such purposes.  In entering into this Agreement, each of Parent and Merger Sub has relied solely upon its independent investigation and analysis of the Company and the Company Subsidiaries and the representations and warranties of the Company set forth in Article 4, and each of Parent and Merger Sub acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by any Company Related Party that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally.  Each of Parent and Merger Sub acknowledges and agrees that, to the fullest extent permitted by Applicable Law, no Company Related Party have any liability or responsibility whatsoever to any Parent Related Party on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided or made available (including in any data rooms, management presentations, information or descriptive memorandum or supplemental information), or statements made (or any omissions therefrom), to any Parent Related Party, except as and only to the extent expressly set forth in this Agreement.  Parent and Merger Sub each acknowledge and agree that, except for the representations and warranties expressly set forth in Article 4, (a) the Company does not make, and has not made, any representations or warranties relating to the Company or the Company Subsidiaries or their respective businesses, operations or affairs or otherwise in connection with the Merger or the other Transactions, and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in Article 4, (b) no Person has been authorized by the Company to make any representation or warranty relating to the Company or the Company Subsidiaries or their respective businesses, operations or affairs or otherwise in connection with the Merger or the other Transactions, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by or on behalf of the Company, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or otherwise made available to any Parent Related Party are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of an express representation or warranty set forth in Article 4.

ARTICLE 6
COVENANTS

Section 6.01        Conduct of the Company.  The Company agrees that between the date of this Agreement and the Effective Time or, if earlier, the date, if any, on which this Agreement is terminated pursuant to Section 8.01, except (a) as set forth in Schedule 6.01, (b) as required pursuant to or permitted by this Agreement (including Section 6.02 and Section 6.03), (c) as may be required by Applicable Law or any Governmental Authority, or (d) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause the Company Subsidiaries to, (i) use commercially reasonable efforts to conduct its businesses in all material respects in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts to preserve materially intact its current business organization and to preserve in all material respects the relationships of the Company and the Company Subsidiaries with its employees, suppliers, licensors, licensees, lessors, customers and others having business dealings with the Company or any of the Company Subsidiaries, (iii) use commercially reasonable efforts to keep and maintain the assets and properties of the Company and the Company Subsidiaries in accordance with past practice, normal wear and tear excepted, and (iv) use commercially reasonable efforts to comply in all material respects with Applicable Law.  Without limiting the generality of the foregoing, except (i) as set forth in Schedule 6.01, (ii) as required pursuant to or permitted by this Agreement (including Section 6.02 and Section 6.03), (iii) as may be required by Applicable Law or (iv) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company agrees that between the date of this Agreement and the Effective Time or, if earlier, the date, if any, on which this Agreement is terminated pursuant to Section 8.01, the Company shall not, and shall not permit any of the Company Subsidiaries to:

(a)        amend the Company Governing Documents or the Governing Documents of any Company Subsidiary (whether by merger, consolidation or otherwise);

(b)        declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof, and including any constructive or deemed dividend or distribution) with respect to the capital stock of the Company, whether payable in cash, stock, property or a combination thereof, in each case that would be outside the ordinary course of business, consistent with past practice; provided, however, that the foregoing shall not restrict (i) issuances pursuant to Company Equity Awards outstanding as of the date hereof, (ii) issuances of Company RSU Awards as set forth on Schedule 6.01(b), (iii) issuances under the ESPP pursuant to Section 2.06(d) as set forth on Schedule 6.01(b), or (iv) dividends or other distributions from wholly owned Company Subsidiaries solely to the Company or another wholly owned Company Subsidiary;

(c)          issue, sell, grant, adjust, split, combine, reclassify or authorize or propose for issuance any Company Securities or any Equity Interests in the Company Subsidiaries, other than the issuance of shares of Company Common Stock in accordance with the provisions Section 2.06(d); provided, however, that the foregoing shall not restrict (i) issuances pursuant to Company Equity Awards outstanding as of the date hereof, (ii) issuances of Company RSU Awards as set forth on Schedule 6.01(b), or (ii) issuances under the ESPP as set forth on Schedule 6.01(b);

(d)         adopt or publicly propose a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other reorganization with respect to the Company or any of the Company Subsidiaries;

(e)          except (i) as required by the terms of any Company Benefit Plan, agreement or other Contract or Applicable Law in effect on the date of this Agreement, (ii) as set forth on Schedule 6.01(e), (A) increase, by more than 5%, the compensation payable or to become payable, or the material benefits provided or to be provided, to officers, directors or senior employees of the Company, in each case whose annual base compensation exceeds $200,000, (B) grant any officer, director or senior employee of the Company any material increase in severance or termination pay, (C) enter into any new, or amend any existing agreement that grants any officer, director, or senior employee any bonus, severance, change of control or retention payments, (D) grant any new awards under any Company Equity Plan, (E) amend or modify any outstanding award under any Company Equity Plan (except as provided in Article 2), (F) increase the coverage or benefits available under any Company Benefit Plan, except for increases in a manner that does not increase the obligations of the Company or any Company Subsidiaries (whether before or after the Closing Date), (G) enter into any third-party contract with respect to any Company Benefit Plan (including contracts for the provision of services to such Company Benefit Plan, including benefits administration) having a term of greater than one-year that is not terminable on 90 days’ notice or less, (H) make any material determinations or interpretations with respect to any Company Benefit Plan, (I) hire any new officer, director, or senior employee with annual base pay in excess of $200,000, or terminate any officer, director or senior employee with annual base pay in excess of $200,000 other than for cause, (J) implement or announce any material reduction in labor force or mass layoffs, furlough, reduction to terms and conditions of employment or other event affecting in whole or in part any site of employment, facility, operating unit or employee that would result in liability of the Company or any Company Subsidiary under the WARN Act, (K) waive or release any confidentiality, non-competition, non-solicitation, non-disclosure, non-disparagement or other restrictive covenant obligation of any current or former employee, independent contractor or other service provider of the Company or any Company Subsidiary, or (L) establish, adopt or enter into any collective bargaining agreement or Company Benefit Plan; provided, however, the foregoing clauses  shall not restrict the Company from entering into or making available to newly hired employees (or to existing employees in the context of promotions), in each case, in the ordinary course, plans, agreements, benefits and compensation arrangements (including grants under any Company Benefit Plan);

(f)          acquire any business or capital stock of any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise);

(g)          incorporate, establish, form or otherwise create any legal entity (including any Subsidiary) or joint venture;

(h)          acquire any material business line, division or similar material asset, whether in whole or in part (and whether by sale of stock, sale of assets, merger, consolidation, or otherwise), enter into any new line of business, or materially change, abandon or discontinue any existing line of business; provided, however, that industry sectors in which the Company’s or any of the Company Subsidiaries’ advertising customers operate shall not, in themselves, be deemed the Company’s or any of the Company Subsidiaries’ lines of business;

(i)          make or incur any capital expenditures or incur any obligations or liabilities in respect thereof (including, for the avoidance of doubt, costs and expenses for property, plant and equipment and any related labor costs) that exceed $550,000, individually or in the aggregate, in any calendar month or $1,500,000 in any rolling three-month period;

(j)        materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case in a manner that is adverse to the Company or any Company Subsidiary, taken as a whole, except in the ordinary course of business;

(k)         other than in the ordinary course of business consistent with past practice, sell, transfer, lease, offer to sell, abandon or otherwise dispose of any of its tangible properties or assets (other than sales of inventory or obsolete assets);

(l)          settle or compromise any pending or threatened Proceeding relating to the Company or any Company Subsidiary other than settlements or compromises for pending or threatened Proceedings solely for monetary damages without admission of fault or wrongdoing where the amount paid (net of insurance proceeds receivable) does not exceed $200,000 individually or $300,000 in the aggregate;

(m)       subject the Leased Premises, or any of the other properties or assets (whether tangible or intangible) of the Company or any of the Company Subsidiaries, to any Lien, except for Permitted Liens, or otherwise (i) lease, sublease, license or convey any Leased Premises (or any portion of any Leased Premises) to any Person or (ii) pledge, mortgage, deed in trust, collaterally assign or otherwise create a Lien, except for Permitted Liens, on any interest in Leased Premises;

(n)        disclose any material Trade Secrets of the Company or any Company Subsidiary to any other Person (other than (i) in the ordinary course of business to a Person bound by adequate confidentiality obligations, (ii) during the Go-Shop Period to a third party bound by adequate confidentiality obligations, or (iii) to any Go-Shop Party or as permitted by Section 6.02(c));

(o)         make any material change to any of the accounting methods, policies, principles or practices, or revalue any properties or assets in any material respects (including writing off notes or accounts receivable other than in the ordinary course of business), except in each case, as required by GAAP or Regulation S-X promulgated under the Exchange Act;

(p)        (i) incur or assume any Indebtedness in the principal amount in excess of $300,000, individually or in the aggregate; or (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any such Indebtedness of any other Person that is not a wholly owned Subsidiary of the Company;

(q)         make any loans or advances to any Person or purchase of debt securities of any Person, other than any intercompany loan or advance among any of the Company or any of the Company Subsidiaries;

(r)          forgive, settle, cancel, compromise, waive, assign or release of any right or claim, including any Indebtedness, which have an individual value in excess of $200,000 or an aggregate value in excess of $300,000;

(s)          amend, fail to maintain, cancel or reduce or permit to lapse, without renewal or replacement on substantially the same or better material terms, any material insurance policies of the Company or any Company Subsidiary;

(t)         fail to maintain, or allow to lapse, cancel or abandon (including by failure to pay the required fees in any jurisdiction) any material Company Intellectual Property;

(u)         grant any rights to, sell, transfer or otherwise make available, pledge, encumber or otherwise dispose any Intellectual Property, other than non-exclusive licenses granted in the ordinary course of business consistent with past practice;

(v)         engage in any transaction with, or enter into any agreement, arrangement or understanding with any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated under the Exchange Act that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act;

(w)        (i) make, revoke or change any material Tax election, (ii) change any annual Tax accounting period, (iii) adopt or change any material method of Tax accounting, (iv) prepare any Tax Return in a manner which is not consistent with the past practice of the Company or such Subsidiary, as applicable, with respect to the treatment of items on such Tax Return in all material respects, (v) file any material amendment to any Tax Return, (vi) incur any material liability for Taxes other than in the ordinary course of business consistent with past practice, (vii) enter into any closing agreement with respect to Taxes or Tax sharing, allocation or indemnity Contract or other arrangement or agreement (other than a Contract solely between or among the Company or any of the Company Subsidiaries or any commercial Contract entered into in the ordinary course of business and not primarily related to Taxes), (viii) surrender any right to claim a material refund, credit or rebate of Taxes or (ix) settle or compromise any material Tax claim, audit, litigation, assessment or other Proceeding with respect to Taxes; or

(x)          make a legally binding commitment, agreement or offer, resolve or authorize to take any of the foregoing actions.

Notwithstanding the foregoing, (x) nothing contained in this Agreement shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company or any of the Company Subsidiaries prior to the Effective Time and (y) prior to the Effective Time, the Company and the Company Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their operations.  In addition, notwithstanding the foregoing, nothing in this Section 6.01 shall restrict the Company or any of the Company Subsidiaries from, or require the consent of Parent prior to, engaging in any transaction or entering into any agreement exclusively among the Company and one or more of its wholly-owned Subsidiaries.

Section 6.02        Go-Shop; Unsolicited Proposals.

(a)         During the period beginning on the date of this Agreement and continuing until (i) 11:59 p.m. Eastern time on the date that is 33 calendar days after the date of this Agreement (for avoidance of doubt, May 4, 2024) (such period, the “Go-Shop Period,” and the first (1st) calendar day immediately after the last day of the Go-Shop Period, the “Non-Solicitation Start Date”), and (ii) if such action is in respect of a Go-Shop Party, during any subsequent period until the receipt of the Stockholder Approval, the Company and the Company Subsidiaries and its and their Representatives shall have the right to: (A) solicit, initiate, facilitate and encourage any inquiry, proposal or offer that could constitute an Acquisition Proposal, including by way of entering into Acceptable Confidentiality Agreements and providing access to non-public information to any Person pursuant to the terms thereto, provided, however, that the Company shall substantially concurrently provide to Parent any material non-public information concerning the Company or any of the Company Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representative, and any competitively sensitive information or data provided to such Person who is, or whose Affiliates include, a direct competitor of the Company or any of the Company Subsidiaries, will be provided in a separate “clean data room” and subject to customary “clean team” arrangements regarding access to such information or data, as reasonably determined by the Company after having obtained advice from its outside legal counsel, and provided further, for the avoidance of doubt, that the Company shall not be obligated to provide Parent with the information set forth in Section 6.02(d) during the Go-Shop Period, (B) engage in, continue, enter into and otherwise participate in any discussion or negotiation with any Person with respect to any Acquisition Proposal; and (C) otherwise cooperate with, assist, participate in, and facilitate any such inquiry, proposal, offer, discussion or negotiation and any effort or attempt to make any Acquisition Proposal, including through the waiver or release by the Company, at its sole discretion, of any standstill or similar agreement with any Person.

(b)         Subject to Section 6.03(b) and Section 6.03(c) and except as permitted by Section 6.02(a) or any other provision of this Section 6.02, during the period commencing on the Non-Solicitation Start Date, and continuing until the earlier to occur of the Effective Time or the termination of this Agreement pursuant to and in accordance with Section 8.01:

(i)         the Company shall not, nor shall the Company permit any of the Company Subsidiaries to, nor shall the Company authorize or knowingly permit any of its Representatives or any of the Company Subsidiaries’ Representatives to, directly or indirectly (other than with respect to Parent and Merger Sub), (A) solicit, initiate, knowingly facilitate or knowingly encourage any inquiries (including by way of providing information), proposals or offers that constitute, or that would reasonably be expected to lead to, an Acquisition Proposal (other than with respect to any Go-Shop Party), (B) knowingly engage in, continue or otherwise participate in any discussions or negotiations with any Third Party (other than any Go-Shop Party) regarding an Acquisition Proposal, or furnish to any Third Party (other than any Go-Shop Party) information or data or provide to any Third Party (other than any Go-Shop Party) access to the businesses, properties, assets or personnel of the Company or any of the Company Subsidiaries in connection with, for the purpose of encouraging or facilitating, an Acquisition Proposal, (C) approve, endorse, recommend, or execute or enter into any agreement, arrangement or understanding, including any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or similar agreement with respect to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement and other than with respect to any Go-Shop Party) or (other than with respect to any Go-Shop Party) enter into any agreement, Contract or commitment requiring the Company to abandon, terminate, breach or fail to consummate the Transactions, or (D) resolve, propose or agree to do any of the foregoing; and

(ii)       the Company shall, and shall cause the Company Subsidiaries to, and shall direct the Company’s and the Company Subsidiaries’ Representatives to immediately cease and terminate any existing solicitation, discussion or negotiation with any Third Party (other than any Go-Shop Party) theretofore conducted by the Company, the Company Subsidiaries or their respective Representatives with respect to an Acquisition Proposal and the Company shall request that all non-public information previously provided by or on behalf of the Company or any of the Company Subsidiaries to any such Third Party (other than a Go-Shop Party) be returned or destroyed in accordance with the applicable confidentiality agreement.

(c)          Notwithstanding anything to the contrary contained in Section 6.02(b), and subject to the last sentence of this Section 6.02(c), if, at any time on or after the Non-Solicitation Start Date, but prior to the receipt of Stockholder Approval, (i) the Company receives a bona fide unsolicited written Acquisition Proposal from a Third Party, (ii) such Acquisition Proposal did not, directly or indirectly, result from or arise out of a breach of this Agreement by the Company, (iii) the Company Board (or any duly authorized committee thereof) determines in good faith, after consultation with its outside legal and financial advisors, that such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Company Proposal and (iv) the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under Applicable Law, then the Company may (A) furnish information and data with respect to the Company and the Company Subsidiaries to the Third Party making such Acquisition Proposal and its Representatives and afford such Third Party and its Representatives access to the businesses, properties, assets and personnel of the Company and the Company Subsidiaries, and (B) enter into, maintain and participate in discussions or negotiations with the Third Party making such Acquisition Proposal and its Representatives regarding such Acquisition Proposal or otherwise cooperate with or assist or participate in, or facilitate, any such discussions or negotiations (including by entering into a customary confidentiality agreement with such Third Party for the purpose of receiving non-public information relating to such Third Party and its business); provided, however, that the Company will not, and will not permit the Company Subsidiaries or its or their Representatives to, furnish any non-public information except pursuant to an Acceptable Confidentiality Agreement, and provided further that the Company shall substantially concurrently provide to Parent any material non-public information concerning the Company or the Company Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representative, and any competitively sensitive information or data provided to such Person who is, or whose Affiliates include, a direct competitor of the Company or any of the Company Subsidiaries, will be provided in a separate “clean data room” and subject to customary “clean team” arrangements regarding access to such information or data.  Notwithstanding anything to the contrary contained in this Agreement, prior to the receipt of the Stockholder Approval, the Company and its Representatives may (x) following the receipt of an Acquisition Proposal from a Third Party, and provided that the Company shall have complied in all material respects with the requirements of Section 6.02 with respect to such Acquisition Proposal, contact such Third Party in order to clarify and understand the terms and conditions of an Acquisition Proposal made by such Third Party so as to determine whether such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Company Proposal and (y) direct any Persons to this Agreement, including the specific provisions and restrictions of Section 6.02.  Notwithstanding the foregoing, the Company and the Company Subsidiaries and its and their Representatives may engage or continue to engage in any of the activities described in Section 6.02(c) with respect to any Go-Shop Party or any Go-Shop Party’s Representatives.

(d)          No later than the next Business Day after the Non-Solicitation Start Date, the Company shall notify Parent of any Acquisition Proposal received from any Person that then remains a Go-Shop Party, which notification shall include (i) the identity of such Go-Shop Party, (ii) a copy of the then-outstanding written Acquisition Proposal from such Go-Shop Party or a written summary of any such oral Acquisition Proposal from such Go-Shop Party, (iii) a summary of the current status of negotiations with such Go-Shop Party, and (iv) whether the Company has provided or has the intention to provide, any confidential or non-public information to such Go-Shop Party.

(e)         The Company shall as promptly as reasonably practicable notify Parent if any proposals or offers with respect to an Acquisition Proposal are received from a Third Party after the Non-Solicitation Start Date, or any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company, any of the Company Subsidiaries or any of the Company’s Representatives, in each case by a Third Party for the purpose of making an Acquisition Proposal or seeking to initiate discussions or negotiations concerning an Acquisition Proposal, which notification shall include (i) the identity of the Third Party making such Acquisition Proposal or information request, (ii) a copy of the relevant written Acquisition Proposal or information request or a written summary of any oral Acquisition Proposal or information request, (iii) a summary of the current status of negotiations with such Third Party, (iv) whether the Company has provided or has the intention to provide, any confidential or non-public information to such Third Party.

(f)         For the avoidance of doubt, the foregoing provisions of this Section 6.02 will not prevent the Company Board from waiving any standstill agreements entered into by Third Parties in favor of the Company, if the Company Board determines in good faith (after consultation with the its outside legal counsel), that the failure to do so would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under Applicable Law.

Section 6.03        Board Recommendation.

(a)        On the date of this Agreement, the Company Board will publicly make the Board Recommendation. Subject to Section 6.03(b) and Section 6.03(c), none of the Company Board nor any committee of the Company Board shall (i) withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, in any manner adverse to Parent or Merger Sub, the Board Recommendation, (ii) adopt or recommend, or publicly propose to adopt or recommend, an Acquisition Proposal or Superior Company Proposal, (iii) fail to recommend against acceptance of any Third Party tender offer or exchange offer for the shares of Company Common Stock within ten (10) Business Days after commencement of such offer pursuant to Rule 14d-2 of the Exchange Act, (iv) fail to publicly reaffirm the Board Recommendation within ten (10) Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than two (2) separate occasions); (v) approve or recommend, or publicly propose to approve or recommend, or cause or permit the Company or any Company Subsidiary to execute or enter into any definitive acquisition agreement with respect to any Acquisition Proposal from any Person other than Parent and its Affiliates (an “Alternative Acquisition Agreement”) or any binding letter of intent, binding agreement in principle, binding memorandum of understanding, or other similar binding agreement, in each case which the Company has disclosed to the public via customary means of public disclosure (such as a Form 8-K or public press release), with respect to any Acquisition Proposal from any Person other than Parent and its Affiliates, (vi) fail to include the Board Recommendation in the Proxy Statement or (vii) provide a waiver or release of any standstill agreement entered into by Third Parties in favor of the Company that would otherwise prohibit such Third Parties from making an Acquisition Proposal without the consent of the Company (each of the foregoing actions described in clauses (i) through (vii) being referred to as an “Adverse Recommendation Change”), or (viii) publicly propose to take any action described in the foregoing clauses (i) through (vii).

(b)          Notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the Stockholder Approval, and subject to the Company’s or the Company Board’s, as applicable, compliance with this Section 6.03 and Section 6.02, if the Company Board determines in good faith (after consultation with the its outside legal counsel), that the failure to do so would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under Applicable Law, (A) the Company Board may make an Adverse Recommendation Change in response to either (1) a Superior Company Proposal received after the date of this Agreement or (2) a Company Intervening Event, and (B) in the case of an Adverse Recommendation Change in response to a Superior Company Proposal, the Company Board may cause the Company to terminate this Agreement pursuant to Section 8.01(h) and authorize the Company to enter into an Alternative Acquisition Agreement with the Person that has made such Superior Company Proposal with respect to the transaction contemplated thereby; provided, however that the Company and the Company Board shall not make any Adverse Recommendation Change unless the Company has given Parent six (6) Business Days’ prior written notice (a “Company Notice”) of its intention to make such Adverse Recommendation Change, which notice discloses (A) in the case of an Adverse Recommendation Change in response to a Superior Company Proposal, the material terms and conditions of such Superior Company Proposal and the identity of the Third Party making such Superior Company Proposal, and is accompanied by a copy of the most current version of the Alternative Acquisition Agreement (if any) with respect to such Superior Company Proposal, and (B) in the case of an Adverse Recommendation Change in response to a Company Intervening Event, a reasonably detailed description of such Company Intervening Event; and provided further that during such six (6) Business Day period, (I) the Company shall make the Company Board and its Representatives reasonably available to negotiate with Parent (to the extent Parent desires to negotiate) with respect to any alternative acquisition proposal submitted in writing by Parent, and (II) the Board shall consider in good faith (after consultation with the Company’s outside financial and legal advisors) whether such Superior Company Proposal remains a Superior Company Proposal or such Company Intervening Event is continuing, in each case in light of any alternative acquisition proposal submitted in writing by Parent that is accompanied by a binding written commitment by Parent and Merger Sub to amend this Agreement to reflect the terms of such alternative acquisition proposal. It is understood and agreed that (x) any change to the financial terms (including the form, amount and timing of payment of consideration) or other material terms of an Acquisition Proposal that was previously the subject of a Company Notice, and (y) any material development in a Company Intervening Event that was previously the subject of a Company Notice, shall in each case require the Company to deliver to Parent a new Company Notice and comply with its other obligations pursuant to this Section 6.03(b) (provided, however, that in such event, each reference in this Section 6.03(b) to “six (6) Business Days” shall be deemed a reference to “three (3) Business Days”).

(c)        Nothing contained in Section 6.02 or this Section 6.03 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal, or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside legal counsel, the failure to do so would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under Applicable Law or any disclosure requirements under Applicable Law, it being understood that (1) any such statement or disclosure made by the Company Board pursuant to this Section 6.03(c) must be subject to the terms and conditions of this Agreement and will not limit or otherwise adversely affect the obligations of the Company or the Company Board and the rights of Parent under this Section 6.03 and Article 8; and (2) nothing in the foregoing will be deemed to permit the Company or the Company Board to effect an Adverse Recommendation Change other than in accordance with Section 6.03(b). In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation or applicability of this Agreement with respect thereto, or any “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act, or any similar communication to the stockholders of the Company, shall not constitute an Adverse Recommendation Change or a proposal by the Company Board to withdraw or modify its recommendation of this Agreement, the Merger or the other Transactions, and shall not be a basis, in themselves, for Parent or Merger Sub to terminate this Agreement pursuant to Section 8.01.

Section 6.04        Adoption of Agreement.

(a)          Preparation of Proxy Statement. As soon as practicable after the date of this Agreement, and provided that Parent and Merger Sub have complied in all respects with Section 6.04(b), no later than thirty (30) calendar days after the date of this Agreement, the Company shall prepare and shall cause to be filed with the SEC in preliminary form a proxy statement relating to the Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”).  Unless there has been an Adverse Recommendation Change made in accordance with Section 6.03(b), the Proxy Statement shall include the Board Recommendation.  The Company will cause the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation, warranty or covenant is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub (or their Representatives) for inclusion or incorporation by reference in the Proxy Statement.  The Company will cause the Proxy Statement to comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder and to satisfy in all material respects the rules of Nasdaq.  The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to filing such documents with the SEC or disseminating such documents to stockholders of the Company and reasonable opportunity to review and comment on all responses to requests from the SEC for additional information, in each case, to the extent reasonably practicable.  The Company shall consider in good faith any comments made by Parent and its counsel with respect to the foregoing; provided, however, that the Company may amend or supplement the Proxy Statement without the review or comment of Parent to effect an Adverse Recommendation Change pursuant to and in accordance with Section 6.03.  The Company shall promptly notify Parent upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement, and shall promptly provide Parent with copies of all correspondence with respect to the Proxy Statement or the Transactions between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand.  The Company shall use commercially reasonable efforts to respond as promptly as reasonably practicable to, and Parent shall use commercially reasonable efforts to assist the Company in responding to, any comments of the SEC or the staff of the SEC with respect to the Proxy Statement, and the Company shall provide Parent and its counsel a reasonable opportunity to review and comment in accordance with this Section 6.04(a) on any proposed written response to any such written comments of the SEC or its staff.  Prior to the filing of the Proxy Statement or the dissemination thereof to the Company’s stockholders, or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response.

(b)       Covenants of Parent with Respect to the Proxy Statement.  Parent and Merger Sub shall provide to the Company all information concerning Parent and Merger Sub and their Affiliates as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and resolution of comments of the SEC or its staff related thereto.  Parent and Merger Sub will cause the information relating to Parent or Merger Sub or their Affiliates supplied by them for inclusion in the Proxy Statement pursuant to the immediately preceding sentence, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement promptly following request therefor from the Company.

(c)        Mailing of Proxy Statement; Stockholders’ Meeting; Solicitation of Proxies.  Unless there has been an Adverse Recommendation Change pursuant to Section 6.03, (i) the Company shall cause the definitive Proxy Statement to be mailed as promptly as reasonably practicable after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement (which date will be deemed to occur if the SEC or its staff has not affirmatively notified the Company prior to the end of the tenth (10th) calendar day after filing the preliminary Proxy Statement that the SEC will or will not be reviewing the Proxy Statement, provided that the SEC does not notify the Company prior to such mailing that the SEC will be reviewing the Proxy Statement) (such date, the “Proxy Statement Clearance Date”), (ii) the Company will take, in accordance with Applicable Law and the Company Governing Documents, all reasonable action necessary to establish a record date for (after reasonable consultation with Parent and taking into consideration its views) and give notice of a meeting of its stockholders, solely for the purpose of voting upon the adoption of this Agreement (including any adjournment, recess or postponement thereof, the “Stockholders’ Meeting”), (iii) the Company shall, after reasonable consultation with Parent and taking into consideration its views, duly call, convene and hold the Stockholders’ Meeting as promptly as reasonably practicable, and in any event no later than fifty (50) days after the Proxy Statement Clearance Date (or such date as Parent and the Company may agree after consultation with the Company’s proxy advisor), and (iv) unless the Company Board shall have withdrawn, qualified, amended or modified its recommendation thereof or otherwise effected any Adverse Recommendation Change in accordance with Section 6.03(b), the Company shall use commercially reasonable efforts to solicit proxies in favor of the adoption of this Agreement in compliance in all material respects with all Applicable Laws and all rules of Nasdaq.

(d)       Subject to the provisions of this Agreement, the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act in a manner to enable the record date for the Company Stockholder Meeting to be set so that the Stockholders’ Meeting can be held as promptly as reasonably possible following the Proxy Statement Clearance Date. Once established, the Company shall not change the record date or the meeting date for the Stockholders’ Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) or, after reasonable consultation with Parent and taking into consideration its views, as required by Applicable Law.

(e)          Notwithstanding anything to the contrary contained in this Agreement, the Company:

(i)      may, after reasonable consultation with Parent and taking into consideration its views, adjourn, recess or postpone the Stockholders’ Meeting, on one or more instances (A) if any information relating to the Company, Parent or any of their respective Affiliates, officers or directors has been discovered by the Company or Parent, and the Company Board has determined, after consultation with the Company’s outside legal counsel, that such information is required under Applicable Law to be set forth in an amendment or supplement to the Proxy Statement, such that the Proxy Statement shall not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not false or misleading, to allow reasonable additional time to correct such information and file an appropriate amendment or supplement describing such information with the SEC and for the filing or mailing of any supplement or amendment to the Proxy Statement and for such supplement or amendment to be disseminated to the stockholders of the Company in advance of the Stockholders’ Meeting, (B) to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the Company Board has determined (after consultation with its outside legal counsel) is necessary under Applicable Laws and for such supplemental or amended disclosure to be disseminated to and reviewed by the Company’s stockholders prior to the Stockholder Meeting, or (C) to the extent the Company Board has determined, after consultation with the Company’s outside legal counsel, that it is required to adjourn, recess or postpone the Stockholders’ Meeting by Applicable Law;

(ii)         may, after reasonable consultation with Parent and taking into consideration its views, and shall, if requested to do so in writing by Parent on no more than two instances, adjourn, recess or postpone the Stockholders’ Meeting (A) if as of the time for which the Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders’ Meeting, or (B) to solicit additional proxies for the purpose of obtaining the Stockholder Approval;

provided, however, in each case that, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Stockholders’ Meeting will not be postponed or adjourned by more than ten (10) days or to any date that is less than five (5) Business Days before the End Date.

(f)         Amendments to Proxy Statement. If at any time prior to the Stockholders’ Meeting any event or circumstance relating to the Company or any of the Company Subsidiaries or its or their respective officers or directors should be discovered by the Company which, pursuant to the Securities Act or Exchange Act, is required to be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform Parent in writing.  Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which to the knowledge of such party shall have become false or misleading, and if at any time prior to the Stockholders’ Meeting any event or circumstance relating to Parent or Merger Sub or their respective officers or directors or Representatives should be discovered by Parent or Merger Sub which, pursuant to the Securities Act or Exchange Act, is required to be set forth in an amendment or a supplement to the Proxy Statement, Parent shall promptly inform the Company in writing. Each of the Company and Parent shall cause all documents that such party is responsible for filing with the SEC in connection with the Merger to comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and, as applicable, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(g)         Obligation to Hold Stockholders’ Meeting.  Notwithstanding anything contained herein to the contrary, but without limiting and subject to any other provisions of this Agreement relating to an Adverse Recommendation Change, including Section 6.03(b) and Section 6.03(c), in the event that there has been an Adverse Recommendation Change pursuant to Section 6.03, the Company shall be required to continue to comply with the provisions of this Section 6.04. Without limiting the generality of the foregoing (but subject to any other provisions of this Agreement relating to an Adverse Recommendation Change), the Company agrees that, unless this Agreement is terminated in accordance with Section 8.01, the Company’s obligations to duly call, give notice of, convene and hold the Stockholders’ Meeting in accordance with this Section 6.04 shall not be affected by any Adverse Recommendation Change. The Company shall not be required to hold the Stockholder Meeting if this Agreement is terminated in accordance with its terms.

Section 6.05        Access to Information.  From the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.01, the Company shall (and shall cause the Company Subsidiaries to), upon reasonable prior notice, give Parent and Merger Sub, their officers and a reasonable number of their employees and its authorized Representatives, reasonable access during normal business hours to the Contracts, books, records, analyses, projections, plans, systems, senior management, offices and other facilities and properties of the Company and the Company Subsidiaries and, during such period, the Company shall (and shall cause the Company Subsidiaries to) furnish as promptly as reasonably practicable to Parent and Merger Sub information related thereto, including unaudited interim financial statements of the Company and the Company Subsidiaries, updated on a monthly basis, and documents and information regarding any Proceeding with respect to which the Company or any Company Subsidiary is or becomes, or is threatened to be made, a party.  The terms of the Confidentiality Agreement shall apply to any information provided or made available to Parent or its officers, employees or other Representatives pursuant to this Section 6.05.  Notwithstanding anything to the contrary set forth herein, the Company shall not be required to provide access to, or to disclose information, where such access or disclosure would reasonably be expected to, based on the advice of outside legal counsel, (a) jeopardize the attorney-client privilege of the Company or any of the Company Subsidiaries, or (b) contravene any Applicable Law; provided, however, that in such case the Company shall use commercially reasonable efforts to make appropriate substitute arrangements under circumstances in which the restrictions of this clause would not apply. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.05 for any purpose unrelated to the evaluation or consummation of the Transactions or post-closing integration plans.

Section 6.06        Notice of Certain Events; Transaction Litigation.  The Company shall give prompt notice to Parent, and Parent and Merger Sub shall give prompt notice to the Company, of the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate as if made as of any time prior to the Effective Time, such that the conditions set forth in Section 7.02(a) would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the representations or warranties of the parties, or the conditions to the obligations of the parties hereto.  Furthermore, the Company shall give prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions, if the subject matter of such communication or the failure of such party to obtain such consent would be material to the Company, the Surviving Corporation or Parent and (b) any Proceedings commenced or, to the Knowledge of the Company or to the Knowledge of Parent, threatened against, relating to or involving or otherwise affecting such party or its Affiliates and Subsidiaries or any of their respective directors or officers or other Representatives which relate to this Agreement, the other Transaction Documents, the Merger or the other Transactions and of any material developments with respect thereto.  The Company and Parent shall keep each other informed on a reasonably current basis with respect to the status of, the proposed strategy and other significant decisions with respect to, any such Proceeding.  Without limiting the preceding sentence, the Company and Parent shall give reasonable and good faith consideration to the other’s advice with respect to such Proceeding.  Neither the Company nor Parent shall settle any such Proceeding without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed).

Section 6.07        Employee Benefit Plan Matters.

(a)       Effective as of the Effective Time and for a period of one (1) year thereafter, Parent shall provide, or shall cause the Surviving Corporation to provide, to each employee of the Company or any of the Company Subsidiaries who continues to be employed by the Surviving Corporation or any of the Company Subsidiaries (collectively, the “Affected Employees”), (i) a base salary or regular hourly wage, whichever is applicable, and cash incentive compensation opportunities (including for sales representatives, but excluding all retention, transaction, change in control, special bonus and other special compensation opportunities) that, in each case, are no less favorable than what was provided to such Affected Employee by the Company or any of the Company Subsidiaries immediately prior to the Effective Time, and (ii) employee benefits (excluding change in control, defined benefit pension and retiree health and welfare benefits) and perquisites that are, in the aggregate, substantially comparable to those provided to such Affected Employee (including all dependents) by the Company or any of the Company Subsidiaries immediately prior to the Effective Time (excluding change in control, defined benefit pension and retiree health and welfare benefits).

(b)         Effective as of the Effective Time and thereafter, Parent shall provide, or shall cause the Surviving Corporation to provide, that periods of employment with the Company or any of the Company Subsidiaries (including any current or former Affiliate of the Company or any predecessor of the Company or any of the Company Subsidiaries) and any other periods of service recognized under any Company Benefit Plan shall be taken into account for purposes of determining, as applicable, the eligibility for participation of each Affected Employee in, the vesting of rights and benefits by each Affected Employee under, and the determination of level or amount of benefits payable to or accrued by each Affected Employee under all employee benefit plans maintained or contributed to by Parent or any Affiliate of Parent for the benefit of the Affected Employees (other than defined benefit pension plans and retiree health and welfare plans), to the same extent recognized by the Company or any of the Company Subsidiaries under comparable Company Benefit Plans immediately prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit for the same period of service.  Effective as of the Effective Time and thereafter, Parent shall, and shall cause the Surviving Corporation to, use commercially reasonable efforts to (i) eliminate any period of limitation on health benefits coverage of Affected Employees due to pre-existing conditions (or actively at work or similar requirements) under the applicable health benefits plan of Parent or any Affiliate of Parent (except to the extent such condition limitations or actively-at-work or similar requirements would not have been satisfied or waived under the comparable Company Benefit Plan prior to the Effective Time), (ii) waive any and all eligibility waiting periods and evidence of insurability requirements with respect to such Affected Employees to the extent that any applicable eligibility waiting periods or evidence of insurability requirements under similar health benefit plans were waived or satisfied (or deemed to be satisfied) with respect to the Affected Employees under such health benefit plans (except to the extent such eligibility waiting periods and evidence of insurability requirements would not have been satisfied or waived under the comparable Company Benefit Plan prior to the Effective Time), and (iii) credit each Affected Employee with all deductible payments, co-payments, and other out-of-pocket payments paid by such employee under the health benefit plans of the Company or its Affiliates prior to the Effective Time during the year in which the Closing occurs for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health benefit plan of Parent or an Affiliate of Parent for such year.  Neither the Merger nor any of the other Transactions shall affect any Affected Employee’s accrual of, or right to take, any accrued but unused personal, sick or vacation policies applicable to such Affected Employee immediately prior to the Effective Time.

(c)         Nothing in this Agreement shall confer upon any Affected Employee or any other Person any right to continue in the employ or service of Parent, the Surviving Corporation or any Affiliate of Parent, or interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any Affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Affected Employee or any other Person at any time for any reason whatsoever, with or without cause. Notwithstanding any provision in this Agreement to the contrary, nothing in this Agreement, whether express or implied, shall (i) be deemed or construed to be an amendment or other modification of any Company Benefit Plan or Parent employee benefit plan, (ii) create any third-party beneficiary rights or other rights in any current or former employee or service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof) or (iii) alter or limit the ability of Parent or the Surviving Corporation or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them.

Section 6.08        State Takeover Laws.  After the date of this Agreement, Parent and Merger Sub shall take no action that would cause any “control share acquisition,” “fair price” or other anti-takeover laws or regulations enacted under state or federal law to be applicable to the Company, the Merger or any of the other Transactions.  If any “control share acquisition,” “fair price” or other anti-takeover laws or regulations enacted under state or federal law becomes or is deemed to become applicable to the Company, the Merger or any of the other Transactions, then the Company Board shall use its commercially reasonable efforts to render the restrictions imposed by such statute (or the relevant provisions thereof) inapplicable to the foregoing.

Section 6.09        Obligations of Merger Sub.  Parent shall cause Merger Sub to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Merger Sub in accordance with the terms of this Agreement, the Merger, and the other Transactions. As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees full performance and payment by Merger Sub of each of the covenants, obligations, agreements and undertakings required to be performed by Merger Sub under this Agreement or otherwise with respect to the Merger and the other Transactions, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Merger Sub shall also be deemed to be a breach or default of Parent, and the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or default in performance directly against either or both of Parent and Merger Sub in the first instance.  As applicable, references in this Section 6.09 to “Merger Sub” shall also include the Surviving Corporation following the Effective Time.

Section 6.10        Director and Officer Liability.

(a)       Parent shall, or shall cause the Surviving Corporation to, honor and fulfill in all respects the obligations of the Company and the Company Subsidiaries to the fullest extent permissible under Applicable Law, under the Company Governing Documents and the Governing Documents of the Company Subsidiaries, in effect as of, and made available to Parent prior to, the date of this Agreement and under any indemnification or other similar agreements in effect on the date of this Agreement (the “Indemnification Agreements”) to the past or present officers and directors of the Company and the Company Subsidiaries and other individuals covered by such Company Governing Documents, the Governing Documents of the Company Subsidiaries or Indemnification Agreements (the “Covered Persons”) arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the Effective Time, including in connection with the approval and adoption of this Agreement and the approval of the Merger and the other Transactions.

(b)         Without limiting the provisions of Section 6.10(a), for a period of six (6) years after the Effective Time, Parent shall, or shall cause the Surviving Corporation to: (i) indemnify and hold harmless each Covered Person against and from any costs, fees or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Proceeding, whether civil, criminal, administrative or investigative, to the extent such Proceeding arises out of or pertains to (A) any action or omission or alleged action or omission in such Covered Person’s capacity as such, or (B) this Agreement and any of the Transactions; and (ii) pay in advance of the final disposition of any such Proceeding the expenses (including attorneys’ fees) of any Covered Person upon receipt, to the extent required by the DGCL, subject to an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that such Covered Person is not entitled to be so indemnified. Notwithstanding anything to the contrary contained in this Section 6.10 or elsewhere in this Agreement, neither Parent nor the Surviving Corporation shall (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Proceeding of a Covered Person for which indemnification may be sought under this Section 6.10(b) unless such settlement, compromise, consent or termination includes an unconditional release of such Covered Person from all liability arising out of such Proceeding or the facts, circumstances or events underlying such Proceeding.

(c)        For a period of six (6) years after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to and including the Effective Time than are expressly set forth in the Company Governing Documents and the Governing Documents of the Company Subsidiaries.  The Indemnification Agreements with Covered Persons shall survive the Merger shall continue in full force and effect in accordance with their terms.

(d)        Effective as of the Effective Time, notwithstanding anything contained in Section 6.01, the Company shall purchase a directors’ and officers’ liability insurance “tail” or “runoff” insurance program (“D&O Insurance”) for a period of six (6) years after the Effective Time with respect to wrongful acts or omissions committed or allegedly committed at or prior to the Effective Time (such coverage shall have an aggregate coverage limit over the term of such policy in an amount not less than the annual aggregate coverage limit under the Company’s and the Company Subsidiaries’ existing directors’ and officers’ liability policy, and in all other material respects shall be comparable to such existing coverage); provided, however, that in no event shall the annual premium for such D&O Insurance exceed 150% of the current annual premium paid by the Company for such insurance in the fiscal year in which this Agreement is executed (the “Maximum Amount”).  If the Company fails to timely purchase such prepaid D&O Insurance, then either (i) Parent shall purchase such D&O Insurance on behalf of the Company or the Surviving Corporation or (ii) the Surviving Corporation shall substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend pursuant to this Section 6.10(d) more than the Maximum Amount and if such premiums for such insurance would at any time exceed the Maximum Amount, then Parent and the Surviving Corporation shall only be required to obtain and cause to be maintained policies of insurance that, in their good faith judgment, provide the maximum coverage available at an annual premium equal to the Maximum Amount. If any Proceeding is asserted or made against those Persons who are currently covered by the directors and officers liability insurance policies of the Company and the Company Subsidiaries on or prior to the sixth (6th) year anniversary of the Effective Time, any insurance required to be maintained under this Section 6.10 shall be continued in respect of such claim until the final disposition thereof.

(e)          Notwithstanding anything contained in this Agreement to the contrary, this Section 6.10 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on the successors and assigns of Parent and the Surviving Corporation. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the applicable obligations set forth in this Section 6.10.

(f)         The provisions of this Section 6.10 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any Covered Person may have by Contract or otherwise. Nothing in this Agreement, including this Section 6.10, is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, any of the Company Subsidiaries or the Covered Persons, it being understood and agreed that the indemnification provided for in this Section 6.10 is in addition to, and not in substitution for, any such claims under any such policies.

(g)         From and after the Effective Time, (i) the Covered Persons (and their successors and heirs) are intended third party beneficiaries of this Section 6.10, and (ii) this Section 6.10 shall not be amended in a manner that is adverse to the Covered Persons (including their successors and heirs) or terminated without the consent of the Covered Persons (including their successors and heirs) affected thereby.

Section 6.11         Consents and Approvals.

(a)        Each of Parent, Merger Sub and the Company shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any Applicable Law or otherwise to consummate and make effective the Transactions as promptly as practicable, but in no event later than the End Date, (ii) obtain from any Governmental Authority any consents, licenses, permits, waivers, clearances, approvals, authorizations or orders required to be obtained or made by Parent, Merger Sub or the Company or any of their respective Subsidiaries, or avoid any action or proceeding by any Governmental Authority (including those in connection with the HSR Act and any other Antitrust Laws, Applicable Law, or regulation) (the “Required Governmental Approvals”), in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, (iii) make or cause to be made within ten (10) Business Days of the date of this Agreement, an appropriate filing of a Notification and Report Form pursuant to the HSR Act, and as promptly as practicable make the appropriate applications or filings required to be made by each party with any other Governmental Authority to obtain any other applicable Required Governmental Approvals (which filings and submissions shall seek early termination if made pursuant to the HSR Act and the equivalent, if available, with respect to any such other Antitrust Laws or Applicable Laws) in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, (iv) comply at the earliest reasonably practicable date with any reasonable requests for information, documents, other materials, or witnesses for interviews or depositions (or the like) by any Governmental Authority in connection with such applications or filings or the Transactions, and (v) cooperate fully with each other in connection with the making of all such filing, responses or submissions, including consulting with the other parties to this Agreement with respect to and providing any necessary information and assistance as the other parties may reasonably request with respect to any filings, responses, or submissions.  Parent and the Company shall not (1) elect or agree to extend any waiting period (e.g., pull and refile) under the HSR Act or any other Antitrust Laws without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed, or (2) enter into any agreement (e.g., timing agreement) with any Governmental Authority not to consummate the Transactions, without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned, or delayed).

(b)         To the extent permitted by Applicable Law, each of the parties shall consult and cooperate with one another, and consider in good faith the views of one another, in connections with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions, proposals, or agreements made or submitted by or on behalf of any party hereto in connection with the proceedings under or relating to the HSR Act or any other Antitrust Laws.  Each of the parties shall, in connection with the Transactions, with respect to actions taken on or after the date of this Agreement, without limitation: (i) promptly notify the other of, and if in writing, furnish the other with copies of any communications from or with any Governmental Authority with respect to the Transactions in connection with the proceedings under or relating to the HSR Act or any other Antitrust Laws; (ii) permit the other to review and discuss in advance, and consider in good faith the view of the other in connection with, any proposed written or oral communication with any Governmental Authority in connection with the proceedings under or relating to the HSR Act or any other Antitrust Laws; (iii) not participate in any substantive meeting or have any substantive communication with any Governmental Authority in connection with the proceedings under or relating to the HSR Act or any other Antitrust Laws unless it has given the other party a reasonable opportunity to consult with it in advance and, to the extent permitted by such Governmental Authority, gives the other the opportunity to attend and participate therein; and (iv) furnish the other party (or its outside legal counsel) with copies of all filings and communications between it and any such Governmental Authority with respect to the Transactions in connection with the proceedings under or relating to the HSR Act or any other Antitrust Laws (with the exception that no party shall be required to provide its premerger notification and report filing under the HSR Act to any other party); provided, however, that such material may be redacted as necessary to (A) comply with contractual arrangements; (B) address legal privilege or confidentiality concerns; and (C) remove references concerning the valuation, the parties or the Transactions. Notwithstanding anything in this Agreement to the contrary, any competitively sensitive materials required to be provided to any other party pursuant to this Section 6.11(b) may be provided on an outside counsel only basis and may not be disclosed by such outside counsel to any other Representatives of the receiving party without the prior written consent of the providing party.

(c)         For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, Parent and the Company and the Company Subsidiaries and Affiliates shall use commercially reasonable efforts to avoid or eliminate each and every impediment and any proceeding instituted or threatened by a Governmental Authority or private party under the HSR Act or any other Antitrust Laws that is asserted with respect to this Agreement so as to enable the consummation of such Transactions to occur as expeditiously as possible and, in any event, five (5) Business Days before the End Date, including, using commercially reasonable efforts to (i) contest and resist any Action challenging the Transactions, (ii) avoid the entry of and have vacated, lifted, reversed or overturned any Order that would prevent, restrict or materially delay the consummation of the Transactions and (iii) consider in good faith any proposed settlement, undertaking, consent decree, stipulation or other agreement with any Governmental Authority or other Person that may be required to obtain a Required Governmental Approval;  provided, however, that notwithstanding anything in this Agreement to the contrary, no party nor any of its respective Affiliates nor any Novacap Party will be required, either pursuant to this Section 6.11 or otherwise, to (and, without such party’s prior written consent, Parent and the Company will not) (A) negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, lease, license, divestiture or disposition of any assets, rights, product lines or businesses of such party or any of its respective Affiliates or any Novacap Party, (B) terminate any existing relationships, contractual rights or obligations of such party or any of its respective Affiliates or any Novacap Party, (C) terminate any joint venture or other arrangement, (D) create any relationship, contractual rights or obligations of such party or any of its respective Affiliates or any Novacap Party, (E) effectuate any other change or restructuring of such party or any of its respective Affiliates or any Novacap Party, or (F) otherwise take or commit to take any actions, including agreeing to prior approval restrictions, with respect to the businesses, product lines or assets of such party or any of its respective Affiliates or any Novacap Party.  Further, neither party is required to respond to a Request for Additional Information and Documentary Materials under the HSR Act.

(d)         In furtherance and not in limitation of the covenants of the parties contained in this Section 6.11, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Laws (including the HSR Act), Parent and the Company shall use their respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions, provided, however, that Parent or any Novacap Party shall not be required to litigate or defend against any administrative action or proceeding (including any proceeding seeking a temporary restraining order or preliminary injunction) challenging any of the transactions contemplated by this Agreement as violative of any applicable Antitrust Laws. For the avoidance of doubt, prior to receipt of any Request for Additional Information and Documentary Materials under the HSR Act, Parent and the Company shall use commercially reasonable efforts to comply at the earliest practicable date with any reasonable requests from the Federal trade Commission or Department of Justice for information, documents, other materials, for the purpose of obtaining the Required Governmental Approvals related to the Antitrust Laws.

(e)         Except as specifically required by this Agreement, Parent, Merger Sub, and the Company shall not, and Parent shall cause its Affiliates not to, knowingly take any action, or knowingly refrain from taking any action, the effect of which would be to delay or impede the ability of the parties to consummate the Transactions.  Without limiting the generality of the forgoing, Parent and the Company shall not, and shall not permit any of their respective  Affiliates to, acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation could reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Authority entering an order prohibiting or delaying the consummation of the Transactions or (iii) delay the consummation of the Transactions.

(f)          The Company and Parent shall give (and Parent shall cause its Subsidiaries to give) any notices to third parties, and use (and Parent shall cause its Subsidiaries to use) commercially reasonable efforts to obtain any third-party consents necessary to consummate the Transactions, or required in connection with the Transactions under any Material Contract, or set forth in the Company Disclosure Schedule.

(g)         Parent shall vote (or act by written consent with respect to) all of the shares of capital stock of Merger Sub beneficially owned by it or any of its Subsidiaries or Affiliates in favor of the adoption of this Agreement in accordance with Applicable Law.

(h)         Neither Parent, nor Merger Sub, nor the Company shall, nor shall they permit their respective Subsidiaries to, acquire or agree to acquire any rights, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition, would reasonably be expected to increase the risk of not obtaining any applicable clearance, consent, approval or waiver under Antitrust Laws with respect to the Merger or the Transactions.

Section 6.12        Public Announcements.  Neither the Company nor Parent, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the Merger or the other Transactions without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such party determines, after consultation with outside legal counsel, that it is required by Applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to this Agreement, the Merger or the other Transactions, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide an opportunity to the other party to review and comment upon such press release or other announcement; provided, however, that notwithstanding the foregoing, the Company shall not be required to consult with Parent before issuing any press release or making any other public statement with respect to an Adverse Recommendation Change effected pursuant to Section 6.03 or with respect to its receipt and consideration of any Acquisition Proposal; provided, further, each party hereto and their respective controlled Affiliates may make statements that are substantially the same as previous press releases, public disclosures or public statements made by Parent or the Company, respectively, in compliance with this Section 6.12.

Section 6.13        Section 16 Matters.  Parent and the Company agree that, in order to most effectively compensate and retain those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Merger, prior to and after the Effective Time, it is desirable that such Persons not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by Applicable Law in connection with the Transactions and, for that compensatory and retentive purpose, agree to the provisions of this Section 6.13.  Promptly after the date of this Agreement, the Company shall take all such steps as may be required to cause any dispositions of shares of Company Common Stock resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by Applicable Law.

Section 6.14        Confidentiality.  Parent and the Company hereby acknowledge and agree to continue to be bound by the letter agreement originally dated as of September 26, 2023 and subsequently amended as of December 11, 2023 between Parent and the Company (the “Confidentiality Agreement”), provided, however, that the Confidentiality Agreement shall terminate upon Closing.

Section 6.15        Financing.

(a)         Borrower, Parent and Merger Sub shall (i) use commercially reasonable best efforts to (A) satisfy or cause to be satisfied on a timely basis (or obtain the waiver of) all conditions and covenants applicable to Borrower, Parent and Merger Sub, as applicable, in the Commitment Letters and such definitive agreements to be entered into pursuant to the Commitment Letters that are within the control of Borrower, Parent and Merger Sub, (B) negotiate and enter into definitive agreements, or cause to be negotiated and entered into definitive agreements, with respect thereto consistent with the terms and conditions contained in the Commitment Letters or on other terms that are not materially less favorable, in the aggregate, to the Borrower, Parent and Merger Sub, as applicable, than the terms and conditions contemplated by the Commitment Letters, and (C) if all of the conditions set forth in Article 6 have been satisfied or, to the extent permitted hereunder, waived (other than those that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions on the Closing Date or waiver by the party entitled to waive such conditions), otherwise diligently and in good faith enforce its rights or use commercially reasonable best efforts to cause the Borrower to enforce its rights under the Commitment Letters, as applicable, including if necessary by filing one or more Proceedings against any or all parties to the Commitment Letters to fully enforce the obligations of such party or parties therein, (ii) maintain, or use their respective commercially reasonable best efforts to cause the Borrower to, as applicable, maintain in effect the Commitment Letters until the consummation of the Transactions, and (iii) comply with, or use their respective reasonable best efforts to cause the Borrower to comply with their respective obligations under the Commitment Letters.  At the request of the Company, each of Borrower, Parent and Merger Sub shall provide the Company with such information and documentation as shall be reasonably requested by the Company to allow the Company to monitor the progress of such financing activities.

(b)         Subject to the terms and conditions of the Debt Amendment and the Subordinated Note, Borrower, Parent and Merger Sub shall use their commercially reasonable best efforts to cause the Financing Sources to provide the Debt Financing on the Closing Date. In the event any portion of the debt financing contemplated in the Debt Amendment or the Subordinated Note becomes unavailable on the terms and conditions contemplated in the Debt Amendment or Subordinated Note, as applicable, Borrower, Parent and Merger Sub shall use their commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to arrange to obtain alternative debt financing for all or such portion of such debt financing (each, an “Alternate Debt Financing”) from alternative sources in an amount sufficient, when taken together with any available portion of the Debt Financing, any cash on hand and any Equity Financing to consummate the Transactions and on terms and conditions that are not materially less favorable, and with no material new, additional or expanded conditions, to Borrower, Parent and Merger Sub than those in the Debt Amendment as in effect on the date of this Agreement as promptly as practicable following the occurrence of such event. For purposes of this Agreement, references to “Debt Financing” shall include the Alternate Debt Financing as permitted by this Section 6.15 and “Debt Amendment” shall include such documents related to the Alternate Debt Financing as permitted by this Section 6.15.

(c)         Parent shall promptly (and in any event, within one (1) Business Day) notify the Company in writing (i) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or default) by Parent, Merger Sub or the Borrower under the Commitment Letters or any definitive agreements related thereto or, to the Knowledge of Parent, any other party to any Commitment Letter or definitive agreement related thereto, (ii) of the receipt by Parent or Merger Sub or any of their respective Affiliates or Representatives of any written notice or communication, or to the Knowledge of Parent, oral notice or other communication from any Person with respect to any actual or potential default, termination, cancellation, withdrawal or repudiation by any party to any Commitment Letter that would reasonably be likely to materially impede or delay funding under such Commitment Letter (including any proposal by any Financing Source named in the Debt Amendment or the Subordinated Note to withdraw, terminate, reduce the amount of financing or delay the timing of financing contemplated by the Debt Amendment or the Subordinated Note) or (iii) if for any reason Parent or Merger Sub believe in good faith that there is a material likelihood that it will not be able to obtain all or any portion of the Financing contemplated by the Commitment Letters.

(d)         Without the prior written consent of the Company, Parent and Merger Sub shall not consent to (i) any amendment or modification to, or any waiver of any provision or remedy under, any Commitment Letter if such amendment, modification or waiver would (A) impose new or additional conditions precedent or adversely and materially expand, amend or modify the conditions precedent set forth therein, (B) materially delay the timing of the funding of the commitments thereunder, or reduce the aggregate cash amount of the funding commitments thereunder (including by increasing the amount of fees to be paid or original issue discount as compared to such fees and original issue discount contemplated by the Debt Amendment, the Subordinated Note and related fee letters (including pursuant to any “flex” provision thereof, if any) in effect as of the date of this Agreement, unless (x) the Debt Financing is increased by such amount, (y) such amount is available to be borrowed under an Alternate Debt Financing secured by Parent or (z) the financing commitment under the Equity Commitment Letter is increased by such amount, or (C) adversely and materially impact the ability of Parent or Merger Sub to enforce their rights under the Commitment Letters or to consummate the Transactions, or (ii) early termination of the Commitment Letters.  Each of Parent and Merger Sub shall, and shall cause their respective Affiliates to, use reasonable best efforts to maintain the effectiveness of the Commitment Letters until the Transactions are consummated.  For purposes of this Agreement, references to either “Commitment Letter” and to the “Financing” or “Debt Financing” (in each case, other than references to such terms for purposes of representations made at the date of this Agreement) shall include such document and such financing contemplated thereby as permitted or required by this Section 6.15 to be amended, modified, replaced or waived, in each case from and after such amendment, modification, replacement or waiver.

(e)          Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any alternative financing (including any Alternate Debt Financing), is not a condition to the Closing and reaffirm their obligation to consummate the Transactions irrespective and independently of the availability of the Financing or any alternative financing (including any Alternate Debt Financing), subject to fulfillment or waiver of the conditions set forth in Article 6.

Section 6.16        Cooperation with Financing.

(a)         Prior to Closing, the Company shall use commercially reasonable efforts to provide to Parent, and the Company shall cause each of the Company Subsidiaries to use its commercially reasonable efforts to provide and shall use its commercially reasonable efforts to cause appropriate personnel and Representatives of the Company and each of the Company Subsidiaries, at Parent’s sole expense, to provide to Parent, all cooperation as is reasonably requested by Parent in connection with the arrangement of the Loan Financing, including using commercially reasonable efforts with respect to:

(i)         participation by the principal financial and operational officer(s) of the Company or their designee(s) at reasonable times and locations, as jointly determined by Parent and the Company, in a reasonable number of requested and customary meetings and due diligence sessions with, lead arrangers, agents, prospective lenders, investors, purchasers and advisors with respect to the Loan Financing (including customary one-on-one meetings that are requested in advance with the lead arrangers or agents for, and prospective lenders, investors and purchasers of, the Loan Financing);

(ii)         (A) assisting with the preparation of materials for, but shall have no obligation to prepare, rating agency presentations, private placement memoranda, bank information memoranda (including “public” and “private” versions), offering documents, lender presentations and similar customary documents required in connection with the Loan Financing (the “Offering Documents”) and (B) furnishing Parent with any information or documents necessary or advisable to prepare any Offering Documents;

(iii)        enabling the Debt Financing Sources to benefit from the Company’s existing lending relationships in connection with the marketing and syndication of the Loan Financing;

(iv)        providing quarterly unaudited financial statements within forty-five (45) days following the end of each fiscal quarter ending after the date of this Agreement and the financial information required in Section 6.6(a) of the Debt Amendment;

(v)         causing officers of the Company and the Company Subsidiaries to execute and deliver, solely effective as of and after the Closing Date and subject to the Closing, customary definitive financing documentation, including customary pledge and security documents and certificates, officer’s certificates, and documents and instruments relating to guarantees, collateral and other matters ancillary to the Loan Financing, and otherwise facilitating the pledging of collateral and the providing of guarantees; and

(vi)       at least five (5) Business Days prior to the Closing Date, providing (A) such documentation and information that is required by the Debt Financing Sources and their applicable regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and anti-money laundering rules and regulations, and (B) customary certifications regarding beneficial ownership as required by the Beneficial Ownership Regulation, 31 C.F.R. § 1010.230, in each case, to the extent requested of the Company by or on behalf of the Borrower at least ten (10) Business Days prior to the Closing Date;

provided, however, with respect to this clause (a), that (A) none of the Company or the Company Subsidiaries shall be required to incur any liability in connection with the Loan Financing prior to the Closing, (B) none of the Company, the Company Subsidiaries nor any of their officers, or directors, managers and general partners will be required to take any action that will interfere materially and unreasonably with the business or operations of the Company or the Company Subsidiaries, (C) any solvency certificate that is requested to be executed or delivered pursuant to this Section 6.16(a) shall be substantially in the form of the solvency certificate delivered under the Existing Credit Agreement, and (D) neither the Company nor any of the Company Subsidiaries shall be required to commit to take any action that is not contingent upon the Closing (including the entry into any agreement or execution or delivery of any document, instrument or certificate) or that would be effective prior to the Effective Time;

(b)         Notwithstanding the foregoing, (i) any assistance required pursuant to this Section 6.16 shall not materially and unreasonably interfere with the Company’s or the Company Subsidiaries’ normal operations or employee relations, (ii) the effectiveness of any documentation executed by the Company or the Company Subsidiaries with respect to any assistance required pursuant to this Section 6.16 or the Loan Financing shall be subject in all events to the consummation of the Closing, failing which, such documentation shall be void and of no force or effect; (iii) none of the Company or any of the Company Subsidiaries shall be required to take any action pursuant to this Section 6.16 that would reasonably be expected to result in a breach of any Material Contract or subject it to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs which are promptly reimbursed pursuant to this Section 6.16) or incur any other liability of any kind or provide or agree to provide any indemnity in connection with the Financing or any of the foregoing, in each case that does not occur substantially concurrently with or is not subject to the occurrence of the Effective Time; and (iv) neither the Company nor any of the Company Subsidiaries shall be required to take any action pursuant to this Section 6.16 that would reasonably be expected to conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the Company’s or the Company Subsidiaries’ Governing Documents or any Applicable Laws; provided, however, that the foregoing clause (ii) shall not prohibit the officers of the Company or any of the Company Subsidiaries from executing such documents, agreements, certificates and instruments that are not effective prior to the Closing.

(c)        The Company hereby authorizes the use of the financial information and other information provided to Parent in the Offering Documents required for purposes of the Loan Financing. Parent and its Affiliates may share non-public or confidential information regarding the Company and the Company Subsidiaries with the Debt Financing Sources, and Parent, its Affiliates and the Debt Financing Sources may share such information with potential Debt Financing Sources in connection with any marketing efforts (including any syndication) of debt financing (including the Loan Financing) undertaken to finance the Transactions, in each case, provided that the recipients of such information agree to customary “click-through” or similar confidentiality arrangements used in financings similar to the Loan Financing.  In connection with the Offering Documents and rating agency presentations related to any syndication of the Loan Financing, the Company consents to the use of the Company’s logos, trademarks and service marks in a manner customary for such financing transactions, provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm, disparage or otherwise adversely affect the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries or its or their marks.

(d)        Parent shall indemnify and hold harmless the Company, the Company Subsidiaries and their respective directors, officers, employees, advisors and other Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred in connection with the arrangement of the Loan Financing (including any action taken in accordance with this Section 6.16) and any information utilized in connection therewith, except to the extent such losses arise out of the gross negligence or willful misconduct of, the Company, or any of the Company Subsidiaries, and their respective directors, officers, employees, advisors and other Representatives.  Parent shall, promptly upon request by the Company, reimburse the Company for any reasonable and documented out-of-pocket expenses and costs incurred by the Company, the Company Subsidiaries and its and their respective Representatives in connection with their respective obligations under this Section 6.16, other than for any amounts that Parent can reasonably demonstrate would have been incurred in connection with the Transactions regardless of the Loan Financing.

(e)       Notwithstanding anything in this Agreement to the contrary, in no event shall the Company or any of the Company Subsidiaries be required to execute any loan, credit or security agreement or give any indemnities in connection with the Loan Financing that would bind the Company if the Closing did not occur or to deliver or cause the delivery of any legal opinions.

Section 6.17        FIRPTA Certificate.  At the Closing, the Company shall deliver to Parent, in a form reasonably acceptable to Parent, a properly completed and duly executed certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), 1.897-2(h) and 1.1445-2(c), and a properly completed and duly executed form notice to the IRS prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2) (which shall be filed by Parent with the IRS following the Closing), to the effect that the Company is not, and has not been during the five-year period ending on and including the Closing Date, a “United States real property holding corporation” and, accordingly, the equity interests of the Company are not “United States real property interests,” in each case within the meaning of Section 897(c) of the Code.

Section 6.18        Stock Exchange Delisting and Deregistration.  Prior to the Effective Time, the Company shall cooperate with Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary on its part under Applicable Law and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Company Securities from Nasdaq and the deregistration of the Company Securities under the Exchange Act as soon as practicable after the Effective Time.  Pursuant to the terms of the Company Warrant Agreement, following deregistration of the Company Securities, outstanding Company Warrants will cease to be exercisable in exchange for Company Common Stock.

ARTICLE 7
CONDITIONS TO THE MERGER

Section 7.01        Conditions to the Obligations of Each Party.  The obligations of the Company, Parent and Merger Sub to consummate the Merger and the other Transactions is subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of, at or prior to the Closing, of the following conditions:

(a)          the Stockholder Approval shall have been obtained;

(b)         no Governmental Authority having jurisdiction over any party hereto shall have issued any Order that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger; provided, however, that the party seeking to assert this condition shall have used those efforts required hereunder (including under Section 6.04) to resist, lift or resolve such Order; and no Applicable Law shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited; and

(c)         the applicable waiting period (and any extension thereof, subject to Section 6.11) applicable to the Merger under the HSR Act shall have expired or been terminated.

Section 7.02        Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger and the other Transactions are subject to the satisfaction, or, to the extent permitted by Applicable Law, waiver of, at or prior to the Closing, of the following conditions:

(a)

(i)        the representations and warranties of the Company set forth in Section 4.04(a), Section 4.04(b), Section 4.04(d) and Section 4.04(e) shall have been true and correct in all respects (subject to de minimis inaccuracies) as of the date of this Agreement and shall be true and correct in all respects (subject to de minimis inaccuracies) as of the Closing Date with the same effect as if made as of the Closing Date (provided that those representations and warranties that address matters only as of a particular date need only have been true and correct in all material respects as of such date);

(ii)        the representations and warranties of the Company set forth in Section 4.01(a), Section 4.02, Section 4.13(a), Section 4.13(b), Section 4.13(c), Section 4.13(d), Section 4.13(e), Section 4.13(f), Section 4.13(i), Section 4.13(j), Section 4.13(k), Section 4.25 and Section 4.26 shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date with the same effect as if made as of the Closing Date (provided that those representations and warranties that address matters only as of a particular date need only have been true and correct in all material respects as of such date);

(iii)       all of the representations and warranties of the Company set forth in Article 4 that are not referred to in clause (i) or clause (ii) above shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date with the same effect as if made as of the Closing Date (provided that those representations and warranties that address matters only as of a particular date need only have been true and correct as of such date) without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any of such representations and warranties, except for those instances in which the failure of such representations and warranties to be so true and correct would not have had and would not have, individually or in the aggregate, a Company Material Adverse Effect;

(b)         the Company shall have performed in all material respects its obligations required to be performed by it under this Agreement at or prior to the Closing;

(c)          since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing;

(d)         Parent shall have received a certificate validly signed on behalf of the Company by a duly authorized executive officer of the Company certifying that the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c) have been satisfied; and

(e)         the Company shall have delivered customary payoff letters and related lien releases (with drafts delivered at least two (2) days prior to the Closing Date) with respect to all Indebtedness for borrowed money of the Company and the Company Subsidiaries that in each case (i) sets forth the principal amount then outstanding owed by the Company or any of the Company Subsidiaries, together with interest, fees and other obligations outstanding thereunder, and the per diem amounts (if applicable) necessary to calculate the amount to pay off all such principal, interest, interest, fees and other obligations as of the Closing Date, (ii) provides for the discharge of all obligations of the Company and the Company Subsidiaries under the agreements governing such Indebtedness and any related loan documents (other than indemnification agreements governing such Indebtedness and any related loan documents (other than indemnification obligations that survive in accordance with their terms) and the release of all Liens, (iii) an authorization to file or otherwise deliver all termination statements, releases, or notices necessary to evidence satisfaction of such obligations and to enable the release of any Liens relating thereto and (iv) to the extent not terminated, provides for the backstopping of any existing letter of credit.

Section 7.03        Conditions to the Obligations of the Company.  The obligation of the Company to consummate the Merger and the other Transactions is subject to the satisfaction, or, to the extent permitted by Applicable Law, waiver, at or prior to the Closing, of the following conditions:

(a)        (i) the representations and warranties of Parent and Merger Sub in Article 5, disregarding all materiality, Material Adverse Effect or similar qualifications or exceptions contained therein, shall be true and correct in all material respects on the date of this Agreement and as of the Closing Date with the same effect as if made as of the Closing Date (provided, however, that those representations and warranties that address matters only as of a particular date need only be true and correct in all material respects as of such date), except for those instances in which the failure of such representations and warranties to be so true and correct would not have, and would not have, individually or in the aggregate, a Parent Material Adverse Effect;

(b)       Parent and Merger Sub shall each have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing; and

(c)          the Company shall have received a certificate validly signed on behalf of Parent by a duly authorized officer of Parent certifying that the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

Section 7.04        Frustration of Conditions.  Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 7.01 or Section 7.02 to be satisfied if such failure was caused by the failure of Parent or Merger Sub to perform any of its obligations under this Agreement.  The Company may not rely on the failure of any condition set forth in Section 7.01 or Section 7.03 to be satisfied if such failure was caused by the failure of the Company to perform any of its obligations under this Agreement.

ARTICLE 8
TERMINATION

Section 8.01        Termination.  This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Closing:

(a)          by mutual written agreement of the Company and Parent (whether or not the Stockholder Approval shall have been obtained);

(b)         by either Parent or the Company, upon prior written notice to the other party, if the Merger has not been consummated on or before the End Date (whether or not the Stockholder Approval shall have been obtained); provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to perform (or whose Affiliate’s failure to perform) any covenant or obligation under this Agreement or whose breach (or whose Affiliate’s breach) of any provision of this Agreement has been the cause of, or resulted in, the failure of the conditions to Closing to have occurred prior to such termination;

(c)         by either Parent or the Company, upon prior written notice to the other party, if any Governmental Authority of competent jurisdiction shall have issued a final and non-appealable Order enjoining, restraining or otherwise prohibiting the consummation of the Transactions (whether or not the Stockholder Approval shall have been obtained); provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.01(c) shall not have (i) breached in any material respects its obligations under Section 6.11 (and in the case of Parent, Merger Sub shall not have breached in any material respects its obligations under Section 6.11) and (ii) been the primary cause of such Order due to failure to perform any such obligations;

(d)        by either Parent or the Company, upon prior written notice to the other party, if the Stockholder Approval has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the Stockholders’ Meeting (or any adjournment or postponement thereof);

(e)         by Parent, upon prior written notice to the Company, in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained herein that (i) would result in any condition set forth in Section 7.02 not being satisfied and (ii) cannot be cured or has not been cured in all materials respects prior to the earlier of the End Date or the thirtieth (30th) calendar day following Parent’s delivery of written notice describing such breach to the Company; provided, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.01(e) if, at the time of such termination, either Parent of Merger Sub is in breach of any representation, warranty, covenant or agreement contained in this Agreement (such termination, a “Company Breach Termination”);

(f)         by the Company, upon prior written notice to Parent, in the event of a breach by Parent or Merger Sub of any representation, warranty, covenant or other agreement contained herein that (i) would result in any condition set forth in Section 7.03 not being satisfied and (ii) cannot be cured or has not been cured in all material respects prior to the earlier of the End Date or the thirtieth (30th) calendar day following the Company’s delivery of written notice describing such breach to Parent; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.01(f) if, at the time of such termination, the Company is in breach of any representation, warranty, covenant or agreement contained in this Agreement;

(g)         by Parent, upon prior written notice to the Company, if, prior to the Stockholder Approval, the Company Board shall have effected an Adverse Recommendation Change in accordance with Section 6.03(b); provided, however, that Parent shall not be permitted to exercise such termination right more than ten (10) calendar days after the date of such Adverse Recommendation Change (such termination, a “Recommendation Change Termination”);

(h)         by the Company prior to the Stockholder Approval, in order to enter into an Alternative Acquisition Agreement not solicited in breach of the Company’s non-solicitation obligations (taking into account the Go-Shop Provisions), that the Board determines in good faith constitutes a Superior Company Proposal (a “Superior Proposal Termination”); provided that the Company has complied with its obligations under Section 6.03(b) in connection with such Superior Company Proposal, and provided further that the six (6) Business Day or three (3) Business Day notice periods referred to in Section 6.03(b) shall, for the purposes of this Section 8.01(h), run concurrently with the Adverse Recommendation Change notice period set forth in Section 6.03(b); or

(i)          by the Company, if (i) all of the conditions set forth in Section 7.01 and Section 7.02 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing), (ii) the Company has provided irrevocable written notice to Parent to the effect that: (A) the Company is ready, willing and able to consummate the Merger and (B) all conditions set forth in Section 7.03 have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or that it is willing to waive any unsatisfied conditions set forth in Section 7.03, and (iii) Parent and Merger Sub have failed to consummate the Merger within five (5) Business Days of receiving such irrevocable written notice.

Section 8.02        Effect of Termination; Payment of Termination Fee.

(a)         If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no effect without liability of any party (or any Related Party of such party) to each other party hereto, except as otherwise provided in this Section 8.02; provided, however, that the Confidentiality Agreement and the provisions of Section 6.11(c), Section 6.12, Section 6.16(d), this Section 8.02 and Article 9 shall survive any termination hereof pursuant to Section 8.01. Notwithstanding anything to the contrary provided in this Agreement, subject to the limitations set forth in Section 8.02(c) and Section 8.02(f), nothing shall relieve any party hereto from liability for fraud or an intentional or willful breach of its covenants or agreements set forth in this Agreement prior to such termination.

(b)        In the event of (i) a Superior Proposal Termination, (ii) a Recommendation Change Termination, or (iii) provided that an Alternative Acquisition Agreement with respect to an Acquisition Proposal made to the Company prior to a Company Breach Termination is executed within 12 months of termination, a Company Breach Termination, the Company will pay to Parent, by wire transfer of same-day funds to an account designated by Parent, (A) in the case of (i) above, prior to or concurrently with such Superior Proposal Termination, (B) in the case of (ii) above, within two (2) Business Days after such Recommendation Change Termination, and, in the case of (iii) above, prior to or concurrently with (and subject to) the consummation of the transactions contemplated by such Alternative Acquisition Agreement, a termination fee equal to $11,355,513, provided, however, that such termination fee will be equal to $6,488,865 in the case of a termination pursuant to clause (i) above if the Superior Proposal Termination relates to a Superior Company Proposal from a Go-Shop Party and notice of such Superior Proposal Termination has been provided to Parent before the Cut-Off Time (such fee, in either case, the “Company Termination Fee”).

(c)        In the event that Parent shall become entitled to receive payment of the Company Termination Fee pursuant to Section 8.02(a), the receipt of the Company Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and subject to and without limiting Section 9.09 and the immediately following sentence, the Company shall have no further liability, whether pursuant to a claim at law or in equity, to Parent, Merger Sub or any of their respective Affiliates in connection with this Agreement (and the termination hereof), any of the Transactions or any matters forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any Proceeding against the Company, any of its Affiliates or any of their respective directors, officers and employees for damages or any equitable relief arising out of or in connection with this Agreement (other than equitable relief to require payment of the Company Termination Fee), any of the Transactions or any matters forming the basis for such termination. If the Company fails to pay the Company Termination Fee as set forth in Section 8.02(a), and Parent commences a suit which results in a final, non-appealable judgment against Company for the Company Termination Fee or any portions thereof, then the Company shall pay to Parent its reasonable and documented out-of-pocket costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Company Termination Fee at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding).

(d)         For the avoidance of doubt, any payment made by the Company under Section 8.02(b) shall be payable only once and not in duplication even though such payment may be payable under more than one of the provisions hereof.

(e)          Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 8.02 are an integral part of this Agreement, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to this Section 8.02 are not a penalty but rather constitute liquidated damages in a reasonable amount to compensate Parent for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, and (iii) without the agreements contained in this Section 8.02, the parties hereto would not have entered into this Agreement.

(f)         Notwithstanding anything in this Agreement to the contrary, under no circumstances will the collective monetary damages payable by the Parent Related Parties for breaches under this Agreement, the Debt Amendment, the Subordinated Note or the Equity Commitment Letter exceed an amount equal to $32,444,323 in the aggregate for all such breaches (the “Parent Liability Limitation”). In no event will any Company’s Related Party seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award in excess of the Parent Liability Limitation against Parent, any Parent Related Party, and in no event will the Company’s Related Parties be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Parent Liability Limitation against any Parent Related Party for, or with respect to, this Agreement, the Equity Commitment Letter, the Debt Amendment, the Subordinated Note, or the transactions contemplated hereby and thereby (including any breach by Parent or Merger Sub), the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable law arising out of any such breach, termination or failure. Other than Novacap’s obligations under the Equity Commitment Letter and other than the obligations of Parent and Merger Sub under this Agreement, the Subordinated Note, the Confidentiality Agreement and the Support Agreement, in no event will any Parent Related Party or any other Person other than Parent, Merger Subs or, with respect to the Equity Commitment Letter, Novacap, have any liability for monetary damages to the Company or any other Person relating to or arising out of this Agreement or the Merger. Each Parent Related Party shall be an intended third party beneficiary of this Section 8.02(f).

ARTICLE 9
MISCELLANEOUS

Section 9.01        Notices.  Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered if delivered in person, (ii) on the fifth (5th) Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date sent if sent by e-mail (provided that no bounce-back or similar message is received by the sender), in each case as follows:

if to Parent, Merger Sub, Borrower, Holdings, or the Surviving Corporation, to:

Cadent, LLC
1675 Broadway, 22nd Floor
New York, NY 10019
Attention: Christopher Poindexter
Email: cpoindexter@cadent.tv

with a copy to (which shall not constitute notice):

Baker Botts L.L.P.
30 Rockefeller Plaza
New York, NY 10112
Attention: Neil Torpey, Nicole Perez
Email: neil.torpey@bakerbotts.com; nicole.perez@bakerbotts.com if to the Company (prior to the Merger) to:

AdTheorent Holding Company, Inc. 330 Hudson Street 13th Floor
New York, NY 10013
Attention: James Lawson, CEO
Email: jim@adtheorent.com

with copies to (which shall not constitute notice):

McDermott Will & Emery LLP
500 N. Capitol St. NW
Washington, DC 20001
Attention: Thomas P. Conaghan
Email: tconaghan@mwe.com

Section 9.02         No Survival of Representations and Warranties.  The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 9.03        Amendments and Waivers.

(a)        Prior to the Effective Time, (i) any provision of this Agreement may be amended, (ii) any time period set forth herein may be extended and (iii) compliance with any provision of this Agreement or any breach hereof or default hereunder may be waived if, but only if, such amendment, extension or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of an extension or waiver, by each party against whom the extension or waiver is to be effective; provided, however, that (x) without the further approval of the Company’s stockholders, no such amendment shall be made or given after the Stockholder Approval that requires the approval of the stockholders of the Company under the DGCL or under the rules and regulations of Nasdaq unless the required further approval is obtained, (y) no such extension shall operate as an extension with respect to any other time period set forth herein and (z) no such waiver shall operate as a waiver of, or estoppel with respect to, any other noncompliance herewith, breach hereof or default hereunder.

(b)       No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 9.04        Expenses.  Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the Merger is consummated.  Parent shall pay all filing fees payable pursuant to (i) the HSR Act and (ii) any other Antitrust Laws.

Section 9.05         Assignment; Benefit.  This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, after the Effective Time, to the Debt Financing Sources or any parties providing secured debt financing for purposes of creating a security interest herein or otherwise assigning this Agreement as collateral in respect of such secured debt financing; provided, however, that any assignment by Parent or Merger Sub shall not relieve Parent or Merger Sub of its obligations hereunder.  Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except for (a) the rights of the Company’s stockholders to receive the Per Share Merger Consideration with respect to each outstanding share of Company Common Stock at the Effective Time pursuant to the terms and conditions of this Agreement, (b) the rights of the holders of Company Equity Awards to receive the payments in respect thereof following the Effective Time pursuant to Section 2.06 and Section 2.06(b), (c) the rights of the Registered Holders of Company Warrants to receive the payments in respect of the exercise thereof pursuant to the terms of the Company Warrant Agreement, (d) the rights of the Covered Persons pursuant to Section 6.10, (e) the rights of the Parent Related Parties pursuant to Section 8.02(f), and (f) the rights of the Debt Financing Sources as set forth in Section 9.15.  The parties hereto further agree that the rights of third-party beneficiaries under this Section 9.05 (except for the rights set forth in subsections (e) and (f)) shall not arise unless and until the Merger is consummated.

Section 9.06        Governing Law.  This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.

Section 9.07        Jurisdiction.  The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in the Delaware Court of Chancery, or if that court does not have jurisdiction, a federal court sitting in the State of Delaware.  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery in respect of any legal or equitable action, suit or proceeding arising out of or relating to this Agreement or the Transactions, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the Transactions may not be enforced in or by such courts.  Each party hereto agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Agreement or the Transactions shall be properly served or delivered if delivered in the manner contemplated by Section 9.01 or in any other manner permitted by law.

Section 9.08        Waiver of Jury Trial.  EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (III) IT MAKES THE FOREGOING WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.08.

Section 9.09        Specific Performance.

(a)          The parties hereto agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and, accordingly that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Applicable Law or in equity in connection with this Agreement.  The parties hereto agree that unless and until this Agreement is validly terminated in accordance with Section 8.01 and any dispute over the right to termination has been finally resolved, (i) the parties hereto shall be entitled to an injunction or injunctions from a court of competent jurisdiction as set forth in Section 9.07 to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement and the Commitment Letters (for the avoidance of doubt, including to specifically enforce a party’s obligation to effect the Closing), without bond, or other security being required, and (ii) the right of specific enforcement is an integral part of the Transactions, including the Merger, and without that right, none of the Company, Parent or Merger Sub would have entered into this Agreement.

(b)        Notwithstanding anything herein to the contrary, the parties hereto further agree that unless and until this Agreement is terminated in accordance with Section 8.01 and any dispute over the right to termination has been finally resolved, the Company shall be entitled to an injunction, specific performance or other equitable remedy to specifically enforce Parent’s and Merger Sub’s obligations hereunder, including their obligation to effect the Closing in the event and only in the event that each of the following requirements have been satisfied: (i) the conditions set forth in Section 7.01 and Section 7.02 (other than those conditions that by their nature are to be satisfied at the Closing, provided that each such condition is then capable of being satisfied at the Closing) have been satisfied or waived at the time the Closing would have occurred but for the failure of the Equity Financing to be funded, and the conditions set forth in Section 7.01 remain satisfied; (ii) the Debt Financing has been funded in accordance with the terms thereof or will be or would be funded in accordance with the terms thereof at the Closing if the Equity Financing was funded at the Closing; and (iii) the Company has confirmed in writing to Parent that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Company will take such actions as are within its control to effect the Closing.

(c)         Subject to Section 9.09(b), each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other of such parties has an adequate remedy at law or that any such injunction or award of specific performance or other equitable relief is not an appropriate remedy for any reason.

(d)        Notwithstanding anything contained herein to the contrary each party shall be entitled to recover its costs and expenses in pursuing specific performance pursuant to this Section 9.09.

(e)         The parties hereto further agree that (i) by seeking the remedies provided for in this Section 9.09, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including fraud remedies) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.09 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 9.09 shall require any party hereto to institute any Proceeding for (or limit any party’s right to institute any Proceeding for) specific performance under this Section 9.09 prior or as a condition to exercising any termination right under Article 8 (and pursuing fraud remedies), nor shall the commencement of any Proceeding pursuant to this Section 9.09 or anything set forth in this Section 9.09 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article 8 or pursue any other remedies under this Agreement that may be available at any time.  Any and all remedies expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement or by Applicable Law on such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

Section 9.10        Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party.  Upon such a determination, the parties hereto agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.11        Entire Agreement; No Reliance.

(a)        This Agreement, the Confidentiality Agreement, the exhibits and schedules to this Agreement, the Company Disclosure Schedule and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto.

(b)         Each party hereto agrees that, except for the representations and warranties contained in Article 4 and Article 5, respectively, neither the Company, Parent or Merger Sub makes any other representations or warranties and each hereby disclaims any other representations or warranties made by itself or any of its Representatives, with respect to the execution and delivery of this Agreement or the Transactions, notwithstanding the delivery or disclosure to any other party or any other party’s Representatives of any document or other information with respect to any one or more of the foregoing.  Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by the parties in this Agreement, each of party hereto agrees that no party hereto makes or has made any representation or warranty with respect to (i) any projections, forecasts, estimates, plans or budgets or future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of such party and its Affiliates or the future business, operations or affairs of such party and its Affiliates heretofore or hereafter delivered to or made available to it, or (ii) any other information, statements or documents heretofore or hereafter delivered to or made available to it, including the information in any electronic data room with respect to such party or its Affiliates or the business, operations or affairs of such party or its Affiliates, except to the extent and as expressly covered by a representation and warranty made in this Agreement.

Section 9.12        Rules of Construction.  Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel.  Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

Section 9.13        Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Section 9.14        No Recourse.  Without limiting the rights of the parties under Section 9.09, each party hereto agrees, on behalf of itself and its Related Parties, that this Agreement may only be enforced, and any Proceedings (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, arising out of, in connection with, or related in any manner to (i) this Agreement, any of the other Transaction Documents, the Merger or the other Transactions, (ii) the negotiation, execution or performance of this Agreement, or any of the other Transaction Documents (including any representation or warranty made in connection with, or as an inducement thereto), (iii) any breach or violation of this Agreement or any of the other Transaction Documents or (iv) any failure of the Merger to be consummated, in each case, may only be made (A) against (and are those solely of) the Persons that are, in the case of this Agreement, expressly identified as parties to this Agreement, and in the case of the other Transaction Documents, Persons expressly identified as parties to such Transaction Documents and (B) in accordance with, and subject to the terms, conditions and limitations of, this Agreement and such other Transaction Documents.

Section 9.15        No Liability for Debt Financing Sources. Notwithstanding anything to the contrary contained herein, no Company Related Party will bring, or support the bringing of, any Proceeding, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Debt Amendment (or any fee letters referred to therein) or the performance thereof. Notwithstanding the foregoing, nothing in this Section 9.15 will in any way limit or modify the rights or obligations of Parent or Merger Sub under this Agreement or any other Transaction Documents, or the rights of Parent or its Affiliates party to the Debt Amendment (or any fee letters referred to therein) thereunder or the obligations of any Debt Financing Source under the Debt Amendment (or any fee letters referred to therein) owing to Parent or its Affiliates party thereto. No Debt Financing Source shall be liable for any special, consequential, punitive or indirect damages. The Debt Amendment (or any fee letters referred to therein) shall be governed by and construed in accordance with the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof. Any suit, action or proceeding which may arise pursuant to the Debt Amendment (or any fee letters referred to therein) or the performance of services thereunder or the transactions contemplated thereby is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any ligation directly or indirectly arising out of the Debt Amendment (or any fee letters referred to therein) or the performance of services thereunder. Any suit, action or proceeding which may arise pursuant to the Debt Amendment (or any fee letters referred to therein) or the performance of services thereunder or the transactions contemplated thereby shall be brought solely in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, and each party hereto irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, and agreed that it will not, and will not support any of its Affiliates in bring, any suit, action or proceeding in any other court. The Debt Financing Sources are express and intended third party beneficiaries of Section 8.02(f), Section 9.05 and this Section 9.15. Notwithstanding anything to the contrary contained herein, no modification, waiver or termination of Section 8.02(f), Section 9.05 and this Section 9.15 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any such Section) that is adverse to any Debt Financing Source shall be effective as to any Debt Financing Source without the prior written consent of such Debt Financing Source. This Section 9.15 shall, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

CADENT, LLC		ADTHEORENT HOLDING COMPANY, INC.

By:	/s/ Nicholas Troiano	By:	/s/ James Lawson
	Name: Nicholas Troiano		Name: James Lawson
	Title: Chief Executive Officer		Title: Chief Executive Officer

AWARD MERGER SUB, INC.

By:	/s/ Nicholas Troiano
Name: Nicholas Troiano
Title: Chief Executive Officer

NOVACAP CADENT ACQUISITION COMPANY, INC.

By:	/s/ Nicholas Troiano
Name: Nicholas Troiano
Title: Chief Executive Officer

NOVACAP CADENT HOLDINGS, INC.

By:	/s/ Nicholas Troiano
Name: Nicholas Troiano
Title: Chief Executive Officer